Exhibit 4.11

[**] = CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT COMPUGEN TREATS AS PRIVATE OR CONFIDENTIAL.

Confidential
Execution Copy
LICENSE AGREEMENT

between

Compugen Ltd.

and

Gilead Sciences, Inc.

dated December 18, 2023

Page

1.	DEFINITIONS		1
2.	DEVELOPMENT PROGRAM		22
	2.1.	Development Plan; Protocol	22
	2.2.	License to CGEN	22
	2.3.	Gilead-Provided PD-1/PD-L1	22
	2.4.	Performance Standards	22
	2.5.	Development Program Costs	22
	2.6.	Records; Updates	22
	2.7.	Data Ownership	23
	2.8.	Reports and Data Package; Development Program Transfer	23
	2.9.	COM503 Study Budget	25
3.	LICENSE; EXCLUSIVITY		26
	3.1.	License to Gilead	26
	3.2.	Sublicensees	26
	3.3.	Subcontractors	26
	3.4.	Retained Rights; No Implied License	26
	3.5.	Technology Transfer	27
	3.6.	Exclusivity	27
4.	GOVERNANCE		28
	4.1.	Joint Steering Committee	28
	4.2.	Additional Subcommittees and Working Groups	30
	4.3.	Alliance Managers	30
5.	GILEAD DEVELOPMENT		31
	5.1.	IL-18 Molecules and IL-18 Products	31
	5.2.	Performance Standards	31
	5.3.	Records	31
	5.4.	Development Reporting	31
	5.5.	Data Ownership	31
6.	REGULATORY		31
	6.1.	IL-18 Molecules and IL-18 Products	31
	6.2.	Transfer of Regulatory Materials	32
	6.3.	Conflict	33
7.	COMMERCIALIZATION		33
	7.1.	Responsibility; Diligence	33

- i -

(continued)

Page

8.	MANUFACTURE AND SUPPLY		34
	8.1.	COM503	34
	8.2.	Observation by Gilead	35
	8.3.	Manufacturing Technology Transfer	35
	8.4.	Exercise of Rights under CGEN CMO Manufacturing Agreement	35
9.	PAYMENTS		35
	9.1.	Upfront Payment	35
	9.2.	Research Milestone Payment	36
	9.3.	Development Milestone Payments	36
	9.4.	Regulatory Milestone Payments	37
	9.5.	Commercial Milestone Payments	38
	9.6.	Additional Milestone Payment Terms	39
	9.7.	Royalties on Net Sales	39
	9.8.	CGEN Third Party Payments	41
10.	PAYMENTS; REPORTS; RECORDS; AUDITS		41
	10.1.	Reimbursable Costs	41
	10.2.	Manufacturing Costs	42
	10.3.	[**]	42
	10.4.	Royalty Payments	43
	10.5.	Distinguishing Financial Products	43
	10.6.	Payment Exchange Rate	43
	10.7.	Taxes	44
	10.8.	Records	44
	10.9.	Audit Rights	45
	10.10.	Confidentiality	45
11.	CONFIDENTIALITY; PUBLICATION		45
	11.1.	Nondisclosure Obligation	45
	11.2.	Publication	48
	11.3.	Publicity; Use of Names	48
12.	COMPLIANCE		49
	12.1.	General	49
	12.2.	Covenants, Representations and Warranties for Compliance with Laws	49

- ii -

(continued)

Page

13.	REPRESENTATIONS AND WARRANTIES		52
	13.1.	Mutual Representations and Warranties	52
	13.2.	Representations and Warranties of CGEN	53
	13.3.	Covenants	55
	13.4.	No Other Representations or Warranties	57
14.	INDEMNIFICATION		57
	14.1.	By Gilead	57
	14.2.	By CGEN	57
	14.3.	Indemnification Procedure	58
	14.4.	Settlement	58
	14.5.	Insurance	58
	14.6.	Limitation of Liability	59
15.	INTELLECTUAL PROPERTY		59
	15.1.	Ownership of Intellectual Property	59
	15.2.	Patent Filing, Prosecution and Maintenance	59
	15.3.	Patent Prosecution Cooperation	60
	15.4.	Enforcement	61
	15.5.	Defense	62
	15.6.	Patent Listing	63
	15.7.	Patent Term Extensions	63
16.	DISPUTE RESOLUTION		63
	16.1.	Exclusive Dispute Resolution Mechanism	63
	16.2.	Resolution by Executive Officers	63
	16.3.	Jurisdiction; Venue; Service of Process	63
	16.4.	Governing Law	63
	16.5.	Waiver of Jury Trial	64
	16.6.	Patent Disputes	64
	16.7.	Equitable Relief	64
17.	TERM AND TERMINATION		64
	17.1.	Term	64
	17.2.	Termination for Material Breach	64
	17.3.	Termination for Convenience	65
	17.4.	Termination for Force Majeure	65
	17.5.	Termination for Bankruptcy	65

- iii -

(continued)

Page

	17.6.	Termination by Gilead for Safety Reasons	65
	17.7.	[**]	65
	17.8.	Effects of Termination	66
	17.9.	Surviving Provisions	67
18.	MISCELLANEOUS		67
	18.1.	Force Majeure	67
	18.2.	Section 365(n) of the Bankruptcy Code	68
	18.3.	Assignment; Change of Control	68
	18.4.	Severability	69
	18.5.	Notices	69
	18.6.	Entire Agreement; Amendments	70
	18.7.	Headings	70
	18.8.	Independent Contractors	70
	18.9.	No Third Party Beneficiary Rights	71
	18.10.	Performance by Affiliates	71
	18.11.	Waiver	71
	18.12.	Cumulative Remedies	71
	18.13.	Waiver of Rule of Construction	71
	18.14.	Counterparts	71
	18.15.	Further Assurances	71
	18.16.	Construction	71

Schedules

Schedule 1.36	CGEN Development and Manufacturing Agreements
Schedule 1.51	COM503
Schedule 1.134	IL-18 Patents
Schedule 1.137	IL-18 Trial Data Package
Schedule 1.156	Knowledge Parties
Schedule 1.242	Existing Upstream License Agreements
Schedule 2.1	Development Plan
Schedule 2.9	COM503 Study Budget
Schedule 11.3(a)	Press Release

- iv -

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of December 18, 2023 (the “Effective Date”), is entered into by and between Compugen Ltd., a limited liability company organized under the laws of Israel with a place of business at Azrieli Center, 26 Harokmim Street, Building D, Holon 5885849, Israel (“CGEN”), and Gilead Sciences, Inc., a Delaware corporation with a place of business at 333 Lakeside Drive, Foster City, CA 94404 (“Gilead”). CGEN and Gilead may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

Whereas, CGEN has expertise in, and platforms for, the discovery, development and commercialization of products for the treatment of patients with cancer;

Whereas, CGEN has discovered and is developing COM503, an antibody that binds to and moderates IL-18BP (as defined below);

Whereas, Gilead has expertise in the research, development and commercialization of pharmaceutical products; and

Whereas, CGEN desires to grant, and Gilead desires to receive, an exclusive license under the IL-18 IP for the development, commercialization and other exploitation of IL-18 Molecules and IL-18 Products, including COM503, in the Field in the Territory (with each capitalized term as defined below), pursuant to the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

AGREEMENT

1.            DEFINITIONS. Unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.            “Accounting Standards” means, with respect to a Person, the International Financial Reporting Standards or GAAP, as applicable, as generally and consistently applied throughout such Person’s organization.

1.2.            “Acquired Affiliate” is defined in Section 3.6(b)(iii) (Acquisition of an Existing Competitive Program).

1.3.            “Acquirer” means any Third Party that acquires a Party through a Change of Control transaction and, as of immediately before such Change of Control transaction, any of such Third Party’s Affiliates.

1.4.            “Acquisition” is defined in Section 3.6(b)(iii) (Acquisition of an Existing Competitive Program).

1.5.            “Acting Improperly” is defined in Section 12.2(a)(i) (Anti-Corruption Laws).

1.6.            “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before, or otherwise involving, any governmental authority.

1.7.            “[**]” is defined in Section 8.1(a)(i) (During Development Term).

1.8.            “[**]” means [**].

1.9.            “[**]” means the [**].

1.10.          “[**]” means the [**].

1.11.          “[**]” means the [**].

1.12.          “Affiliate” means with respect to any Party, any person or entity controlling, controlled by or under common control with such Party, for as long as such control exists. For purposes of this Section 1.12 (“Affiliate”), “control” means (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.13.          “Agreement” is defined in Preamble.

1.14.          “Alliance Manager” means the individual appointed by each Party from within their respective organization to coordinate and facilitate the communication, interaction and cooperation of the Parties pursuant to this Agreement.

1.15.          “Annual Net Sales” means, on a Financial Product-by-Financial Product basis, total Net Sales in the Territory of such Financial Product in a particular Calendar Year, calculated in accordance with Accounting Standards.

1.16.          “Antibody” means a molecule that comprises or contains: (a) one or more immunoglobulin variable domains; (b) fragments, variants, modifications or derivatives of such immunoglobulin variable domains irrespective of origin or source, including antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb, and CDR fragments, single chain antibodies (scFv), chimeric antibodies, diabodies and polypeptides (including humanized versions thereof), in each case that contain at least a portion of an immunoglobulin that is sufficient to confer specific antigen binding; or (c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) any of the foregoing molecules in (a) or (b).

1.17.          “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the U.S. Anti-Kickback Statute, and any other laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, in each case, as amended.

1.18.          “Antitrust Laws” means any Applicable Laws and Regulations that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.

1.19.         “Applicable Laws and Regulations” means all international, national, federal, state, regional, provincial, municipal and local government laws, rules, treaties (including tax treaties), and regulations that apply to either Party in the conduct of any Development, Manufacturing or Commercialization activities or Regulatory Activities, in each case, under this Agreement, including GLP, cGMP, cGCP, GBPS, and the guidelines of the ICH, each as may be then in effect, as applicable and amended from time to time.

1.20.          “Approved Auditor” means one of the internationally recognized accounting firms known as KPMG, Deloitte, PricewaterhouseCoopers or Ernst & Young (i.e., the “Big 4” global accounting firms).

1.21.          “Assigned Regulatory Materials” is defined in Section 6.2(a) (Regulatory Transfer).

1.22.          “Audited Party” is defined in Section 10.9 (Audit Rights).

1.23.          “Background IP” is defined in Section 15.1(a) (Background IP).

1.24.          “Bankruptcy Events” is defined in Section 17.5 (Termination for Bankruptcy).

1.25.          “Bankrupt Party” is defined in Section 17.5 (Termination for Bankruptcy).

1.26.          “Biosimilar Product” means, with respect to an IL-18 Product sold in a country, a product that: (a) is marketed by a Third Party that has not obtained the rights to such product as a Sublicensee or distributor of, or through any other contractual relationship with, Gilead or any of its Affiliates or Sublicensees; and (b) has been granted Regulatory Approval as a biosimilar or interchangeable biological product by the applicable Regulatory Authority with such IL-18 Product as the reference product, including any product authorized for sale in (i) the U.S. pursuant to an application under Section 351(k) of the US Public Health Service Act (42 U.S.C. § 262(k)), as may be amended, or any subsequent or superseding law, statute or regulation and (ii) in any other country or jurisdiction pursuant to the equivalent of such provision.

1.27.         “BLA” means a Biologics License Application filed with the FDA for marketing approval of an IL-18 Product, as more fully defined in the United States FDCA, 21 U.S.C. § 301 et seq., as amended from time to time, or under Section 351 of the Public Health Service Act (“PHS Act”), which is codified at 42 U.S.C. §262, or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, or similar filings with applicable Regulatory Authorities outside of the U.S., for approval to commercially market, import and sell an IL-18 Product. The term BLA shall exclude Pricing and Reimbursement Approvals.

1.28.          “Breaching Party” is defined in Section 17.2(a) (Material Breach).

1.29.          “Business Day” means a day on which banking institutions in Tel-Aviv, Israel and Foster City, California are open for business, excluding (a) any Saturday or Sunday, (b) December 26 through December 31 and (c) the seven (7) day period that begins on a Sunday and ends on a Saturday during which period July 4th occurs.

1.30.        “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.31.         “Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.32.          “CDR” means, with respect to an Antibody, the complementarity-determining region of such Antibody as determined by the Kabat numbering scheme.

1.33.         “cGCP” means current Good Clinical Practices as set forth in the Applicable Laws and Regulations, including the FDCA and the PHS Act and regulations set forth at 21 C.F.R. Parts 50, 54, 56 and 312, the requirements set forth in Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 and Commission Directive 2005/28/EC of 8 April 2005, in each case, to the extent applicable to a Clinical Trial regarding any IL-18 Product, as such obligations are interpreted and enforced by the applicable Regulatory Authority, and as interpreted under prevailing industry standards, including standards of medical ethics, applicable guidance documents issued by the FDA and any other Regulatory Authority, including guidelines adopted by the ICH with respect to cGCP, and all equivalent legal requirements in other applicable jurisdictions, as the same may be amended from time to time.

1.34.          “CGEN” is defined in Preamble.

1.35.          “CGEN CMO Manufacturing Agreement(s)” means each agreement CGEN has entered into with any CMO under which CGEN has the right to be supplied with IL-18 Product, including the [**] Services Agreement.

1.36.        “CGEN Development and Manufacturing Agreements” means any contract or agreement, between CGEN (or any of its Affiliates, as applicable) and any Third Party that is in effect as of the Effective Date and under which CGEN and such Third Party are actively Developing or Manufacturing (as of the Effective Date) any IL-18 Molecule or IL-18 Product, including such agreements related solely to any IL-18 Molecule or IL-18 Product, including master services agreements for which all statements of work are related solely to IL-18 Molecules or IL-18 Products or agreements under which such IL-18 Molecule or IL-18 Product itself, or its Manufacturing process, was conceived of, reduced to practice, invented, made, generated or created (the “IL-18-Only Development and Manufacturing Agreements”). The IL-18-Only Development and Manufacturing Agreements that exist as of the Effective Date are listed in Schedule 1.36(a) (IL-18-Only Development and Manufacturing Agreements) attached hereto; provided, that any failure of an agreement to be on Schedule 1.36 (CGEN Development and Manufacturing Agreements) either as of the Effective Date or during the Term shall not, in itself, indicate that such agreement is not a CGEN Development and Manufacturing Agreement hereunder.

1.37.          “CGEN Foreground Know-How” means all Foreground Know-How that are solely owned by CGEN.

1.38.          “CGEN Foreground Patent” means all Foreground Patents that are solely owned by CGEN.

1.39.          “CGEN Indemnitee(s)” is defined in Section 14.1 (By Gilead).

1.40.          “CGEN Manufacturing Facilities” means the facilities used by [**] under the [**] Agreement to Manufacture IL-18 Product.

1.41.          “cGMP” means current Good Manufacturing Practices as set forth in the Applicable Laws and Regulations, including the FDCA and the PHS Act, and in applicable regulations, including 21 C.F.R. Parts 210, 211, 600 and 610, as in effect at the time when any IL-18 Product is being manufactured for clinical development or commercial use, as such regulations are interpreted and enforced by the FDA, including as set forth in applicable guidance documents issued by the FDA, and in accordance with applicable, generally accepted industry standards, and the equivalent legal requirements in other applicable jurisdictions, all as the same may be amended from time to time.

1.42.          “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated unless such merger, consolidation, recapitalization, or reorganization would result in stockholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party of (i) all or substantially all of such Party’s assets taken as a whole or (ii) a majority of such Party’s assets which relate to this Agreement, is effected. Notwithstanding the foregoing, the following will not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, or (ii) the acquisition of securities of a Party by any Person or group of Persons that acquires such Party’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for such Party through the issuance of equity securities.

1.43.         “Clinical Study Report” means, with respect to a Clinical Trial, a report containing the results of such Clinical Trial that is consistent in content and format with Applicable Laws and Regulations and with the guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) on Structure and Content of Clinical Study Reports.

1.44.          “Clinical Subcommittee” is defined in Section 4.2 (Additional Subcommittees and Working Groups).

1.45.          “Clinical Supply Agreement” is defined in Section 8.1(a)(iv) (Clinical Supply Agreement).

1.46.          “Clinical Supply Batches” is defined in Section 8.1(a)(i) (During Development Term)

1.47.          “Clinical Supply Term” is defined in Section 8.1(a)(ii) (During the Clinical Supply Term).

1.48.        “Clinical Trial” means an experiment that has been approved by a Regulatory Authority in which a drug is administered to human subjects and includes Phase 1 Clinical Trials, Phase 2 Clinical Trials, Phase 3 Clinical Trials, Pivotal Trials or Phase 4 Clinical Trials, as applicable.

1.49.          “CMC” means chemistry, manufacturing and controls.

1.50.          “CMO” means a Third Party contract manufacturer.

1.51.          “COM503” means the Antibody with the heavy chain and light chain protein sequences described in Schedule 1.51 (COM503) and with the internal CGEN identifier COM503.

1.52.          “COM503 Financial Product” means the IL-18 Product that contains COM503 and is the subject of the COM503 Phase 1 Trial.

1.53.         “COM503 Phase 1 Trial” means the Phase 1 Clinical Trial of COM503 conducted under this Agreement, as further described in the Development Plan and in the COM503 Phase 1 Trial Protocol. The COM503 Phase 1 Trial includes the COM503 Phase 1a Trial and COM503 Phase 1b Trial.

1.54.          “COM503 Phase 1 Trial Completion” means [**].

1.55.          “COM503 Phase 1 Trial Protocol” is defined in Section 2.1 (Development Plan; Protocol).

1.56.          “COM503 Phase 1a Trial” means, in connection with the conduct of the COM503 Phase 1 Trial, the activities to be undertaken to identify the maximum tolerated dose (MTD) or maximum administered dose (MAD) for COM503, independently and in combination with any Gilead-Provided PD-1/PD-L1 in accordance with the Development Plan.

1.57.          “COM503 Phase 1b Trial” means, in connection with the conduct of the COM503 Phase 1 Trial, the investigation of COM503 at a defined dose and schedule in accordance with the Development Plan.

1.58.          “COM503 Study Budget” is defined in Section 2.9 (COM503 Study Budget).

1.59.          “COM503 Transfer Price” is a fixed batch cost that represents [**] of the Fully Burdened Manufacturing Costs incurred by CGEN to Manufacture a batch of COM503 for clinical supply purposes (including the cost to manufacture COM503 drug product).

1.60.         “Combination Product” means (a) any single product comprising both (i) a Financial Product and (ii) one or more other therapies or pharmaceutically active compounds or substances that is not a Financial Product (but excluding, for clarity, formulation and drug delivery technologies); (b) any Financial Product sold together with one or more other therapies or products that are not Financial Products for a single invoice price; or (c) any Financial Product sold as part of a bundle with one or more other therapies, products or services that are not Financial Products, where the sale of the Financial Product is only available from the seller with the purchase of such other therapies, products or services, for a single invoice price, to the extent not described in clause (a) or (b). The Financial Product portion of any Combination Product, as applicable, shall be the “Financial Component” and the other portion of such Combination Product shall be the “Other Component”, and each Combination Product shall be a Financial Product hereunder. For clarity, the co-administration of separate products comprising a Financial Product containing no Other Component, on the one hand, with another therapy or pharmaceutically active compound or substance on the other hand shall either be (i) a Combination Product, if sold together as reflected in clause (b) or (c) or (ii) two separate products, one a Financial Product and the other, a product that does not generate Net Sales under this Agreement.

1.61.         “Commercialize” means activities taken before or after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment and training, sale and distribution of a pharmaceutical or biologic product and post-launch activities, including: (a) distribution for commercial sale; (b) coverage, reimbursement, pricing, and market access activities; (c) strategic marketing, sales force, detailing, advertising and promotion, and market and product support; (d) medical education and medical science liaison strategy and any Phase 4 Clinical Trials unless required as a condition for Regulatory Approval, to the extent permitted by this Agreement; (e) all customer support, invoicing and sales activities; and (f) all post-approval regulatory activities, including those necessary to maintain Regulatory Approvals. Cognates of the word “Commercialize” shall have correlative meanings. For clarity, “Commercialization” does not include Development or Manufacturing activities.

1.62.          “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective or activity under this Agreement, that measure of efforts and resources that is consistent with the efforts and resources used by pharmaceutical or biopharmaceutical companies, as applicable, of comparable size and resources to such Party for a similar biological or pharmaceutical product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account all relevant factors, including [**]. Commercially Reasonable Efforts will be determined on a country-by-country and Indication-by-Indication basis for the applicable IL-18 Molecule or IL-18 Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such IL-18 Molecule or IL-18 Product (as applicable) and the market or country involved.

1.63.          “Commercial Milestone Event” is defined in Section 9.5 (Commercial Milestone Payments).

1.64.          “Commercial Milestone Payment” is defined in Section 9.5 (Commercial Milestone Payments).

1.65.          “[**]” means, with respect to an IL-18 Product [**].

1.66.          “[**]” means a [**].

1.67.          “Confidential Information” means, with respect to a Party, all information (including chemical or biological materials, chemical structures correspondence, customer lists, data, formulae, improvements, Inventions, Know-How, processes, Regulatory Approvals, Regulatory Submissions and other regulatory filings, reports, strategies, techniques or other information) that is disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement or the Existing CDA, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party in oral, written, visual, graphic or electronic form. Without limiting the generality of the foregoing, and subject to the terms of Article 11 (Confidentiality; Publication): (a) the existence and terms of this Agreement are the Confidential Information of both Parties (and both Parties will be deemed to be the Disclosing Party and the Receiving Party with respect thereto) and (b) the existence and terms of each Development Report provided by Gilead to CGEN pursuant to Section 5.4 (Development Reporting) will be the Confidential Information of Gilead (and Gilead will be considered the Disclosing Party with respect thereto).

1.68.          “Control” means with respect to (a) a product or component (including a molecule) thereof, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) such product or component to the other Party under Patents that Cover such product or component or proprietary Know-How that is incorporated in or embodies such product or component on the terms set forth herein or (b) any Patent, Know-How or other Intellectual Property Right, the ability of a Party or its Affiliates, as applicable (whether through ownership or license, other than pursuant to this Agreement) to grant to the other Party or its Affiliates access to, or a license or sublicense of, such Patent, Know-How or other Intellectual Property Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, that, in each case, a Party or any of its Affiliates shall be deemed not to “Control” any product, component, Patent, Know-How or other Intellectual Property Right if such product, component, Patent, Know-How or other Intellectual Property Right is owned or in-licensed by an Acquirer of a Party that becomes an Affiliate of such Party (or that merges or consolidates with such Party) on or after the Effective Date as a result of a Change of Control of such Party, except to the extent, and only to the extent that, such product, component, Patent, Know-How or other Intellectual Property Right is (i) actually used by such Party or its Affiliates, or the Acquirer, to Develop, Manufacture, Commercialize or otherwise Exploit the IL-18 Molecules or IL-18 Products following the consummation of such Change of Control, (ii) made, conceived or reduced to practice by the Acquirer or its Affiliates through the use of, or reference to, any Patent, Know-How or other Intellectual Property Right of such acquired Party or the other Party, or (iii) was Controlled by such acquired Party or its Affiliates prior to the applicable Change of Control. Cognates of the word “Control” shall have correlative meanings.

1.69.          “Cover” means, with reference to a Patent and a product or method, that the manufacture, use, offer for sale, sale or importation of such product, or practice of such method, would infringe a Valid Claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof). Cognates of “Cover” shall have correlative meanings.

1.70.          “CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984=100, published by the U.S. Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the U.S.

1.71.         “Data Protection Laws” means all Applicable Laws and Regulations relating to privacy, information security, cybersecurity, or data protection, including (a) the General Data Protection Regulation ((EU) 2016/679) and any national implementing law relating to the Processing of personal data or the privacy or security of electronic communications, including the Privacy and Electronic Communications Directive (2002/58/EC) and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), (b) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act adopted as part of the American Recovery and Reinvestment Act of 2009, and any regulations promulgated thereunder, and (c) FDA’s regulatory guidance pertaining to informed consent or cybersecurity requirements.

1.72.          “Deadlock” is defined in Section 4.1(d) (Decision-Making).

1.73.          “Deficiency Notice” is defined in Section 2.8(b) (IL-18 Trial Data Package).

1.74.         “Develop” means research, discovery, and preclinical and clinical drug or biological development activities, including toxicology, statistical analysis, preclinical studies and Clinical Trials (but excluding Phase 4 Clinical Trials unless required as a condition for Regulatory Approval) and pre-approval regulatory activities, including those in support of other Development activities. Cognates of the word “Develop” shall have correlative meanings. For clarity, “Development” does not include Manufacturing or Commercialization activities.

1.75.          “Development Milestone Event” is defined in Section 9.3 (Development Milestone Payments).

1.76.          “Development Milestone Payment” is defined in Section 9.3 (Development Milestone Payments).

1.77.          “Development Plan” is defined in Section 2.1 (Development Plan; Protocol).

1.78.          “Development Program” is defined in Section 2.1 (Development Plan; Protocol).

1.79.          “Development Program Transfer” is defined in Section 2.8(d) (Development Program Transfer Plan).

1.80.          “Development Program Transfer Date” means the earlier of (a) delivery of the Gilead Transfer Notice, and (b) the Early Development Transfer Date.

1.81.          “Development Program Transfer Notice” is defined in Section 2.8(c)(i) (Early Transfer).

1.82.          “Development Program Transfer Plan” is defined in Section 2.8(d) (Development Program Transfer Plan).

1.83.          “Development Report” is defined in Section 5.4 (Development Reporting).

1.84.          “Development Term” means the period of time beginning on the Effective Date and ending on the first to occur of (a) the Development Program Transfer Date, or (b) the No-Transfer Date.

1.85.          “Directed To” means, with respect to a particular compound, molecule or product and a biological target, that [**].

1.86.          “Disclosing Party” is defined in Section 11.1(a) (Definition and Restrictions).

1.87.          “Dispute” means any dispute, claim or controversy arising from or related to this Agreement or to the interpretation, application, breach, termination or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise.

1.88.          “Early Development Transfer Date” is defined in Section 2.8(c)(i) (Early Transfer).

1.89.          “Effective Date” is defined in Preamble.

1.90.          “Enforcement Effort” is defined in Section 15.4(b) (Enforcement of Patent Rights).

1.91.          “Executive Officer” means, with respect to either Party, a senior executive designated by such Party for purposes of resolving Deadlocks at the JSC pursuant to Section 4.1(d) (Decision-Making) and Disputes pursuant to Section 16.2 (Resolution by Executive Officers).

1.92.          “Existing CDA” means that certain Mutual Confidential Disclosure Agreement between the Parties, effective as of [**].

1.93.          “Existing Competitive Program” is defined in Section 3.6(b)(i) (As of Closing of CGEN Change of Control).

1.94.          “Existing Upstream License Agreement” is defined in Section 1.242 (“Upstream License Agreement”).

1.95.          “Exploit” means to research, Develop, use, have used, sell, have sold, offer for sale, make, have made, Manufacture, Commercialize, distribute, import or export. Cognates of the word “Exploit” shall have correlative meanings.

1.96.          “Export Control Laws” is defined in Section 12.2(d) (Export Control Laws).

1.97.          “[**]” is defined in Section 15.4(d)(ii).

1.98.          “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.99.          “FDCA” means the Federal Food, Drug and Cosmetic Act, as amended.

1.100.        “Field” means therapeutic or prophylactic uses, including treatment, palliation, mitigation, cure, control or prevention of a human disease, or medical or aesthetic conditions in humans, and companion diagnostic use in conjunction therewith.

1.101.        “Financial Component” is defined in Section 1.60 (“Combination Product”).

1.102.        “Financial Patent” means, on a country-by-country basis, any IL-18 Patent in such country that Covers the composition of matter or method of use of any IL-18 Molecule or IL-18 Product.

1.103.        “Financial Product” means any IL-18 Product that (a) contains or comprises COM503; (b) contains or comprises an IL-18 Molecule (other than COM503) (i) that [**], or (ii) that contains [**] (as defined in Schedule 1.51) and [**] (as defined in Schedule 1.51) as [**] (as defined in Schedule 1.51) in COM503; or (c) is Covered by a Financial Patent.

1.104.        “[**]” means the [**].

1.105.       “First Commercial Sale” means, with respect to any IL-18 Product, the first sale of such IL-18 Product by Gilead or any Related Parties to a Third Party for end use or consumption of such IL-18 Product in a country after Regulatory Approval has been granted by the Regulatory Authority for such IL-18 Product in such country. First Commercial Sale excludes transfers of IL-18 Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials or for similar purposes in accordance with Applicable Laws and Regulations pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program) or any indigent program.

1.106.        “[**]” is defined in Section 9.6(a).

1.107.        “Force Majeure” is defined in Section 18.1 (Force Majeure).

1.108.       “Foreground IP” means any Inventions made, created, conceived or reduced to practice in the performance of a Party’s obligations or exercise of its rights under this Agreement and all Intellectual Property Rights therein, including Patents (such Patents, “Foreground Patents”) and Know-How (such Know-How, “Foreground Know-How”).

1.109.        “Foreground Know-How” is defined in Section 1.108 (“Foreground IP”).

1.110.        “Foreground Patent” is defined in Section 1.108 (“Foreground IP”).

1.111.        “FTE” means [**] hours of work devoted to or in direct support of specified Development or Manufacturing activities, conducted by one or more qualified employees or full-time contractors of a Party or its Affiliate. For clarity, any individual contributing less than [**] hours per Calendar Year (or equivalent pro-rata portion thereof for the period beginning on the Effective Date and ending on the last day of the first Calendar Year) shall be calculated as a fraction of an FTE on a pro-rata basis. Overtime and work on weekends, holidays and the like will not be counted with any multiplier (for example, time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For the avoidance of doubt, no individual will count as more than one FTE for any year.

1.112.        “FTE Cost” means, with respect to any period, activity and a Party or its Affiliate, the FTE Rate multiplied by the number of FTEs expended by such Party or its Affiliate in the conduct of such activity during such period; provided, that the other Party shall not be charged more than once for any FTE Cost if such FTE Cost is already included as a component of other expenses payable under this Agreement.

1.113.        “FTE Rate” means a rate of [**] per FTE per Calendar Year, pro-rated for the period beginning on the Effective Date and ending on the last day of the first Calendar Year. Beginning on January 1, 2023, and on January 1 of each subsequent Calendar Year during the Term, the FTE Rate is subject to annual adjustment by the percentage increase in the applicable CPI comparing the levels of the applicable CPI as of December 31 of the most recently completed Calendar Years. The FTE Rate includes all wages and salaries, employee benefits, bonus, travel and entertainment, and other direct expenses expended in connection with an FTE’s performance of activities under this Agreement and excludes indirect allocations, including all general and administrative expenses, human resources, finance, occupancy and depreciation expended in connection with such FTE’s performance of activities under this Agreement.

1.114.        “Fully Burdened Manufacturing Cost” means, with respect to COM503, whether as active pharmaceutical ingredient or finished form, supplied by CGEN to Gilead pursuant to Section 8.1 (COM503): [**] of: (a) if Manufactured by a Permitted Subcontractors, the Out-of-Pocket Costs paid by CGEN or its Affiliate to such Permitted Subcontractors in connection with the supply of COM503, on a pass-through basis, without mark-up; or (b) if Manufactured by (and not on behalf of) CGEN or its Affiliates, means: (i) the direct cost of raw materials (including reagents and associated warehousing costs), packaging and labeling materials (including vials), labor (as measured by FTE Costs and Out-of-Pocket Costs for consultants, contractors and other personnel performing Manufacturing or supply activities), (ii) the direct cost of any quality assurance and control activities (including required stability monitoring) for COM503, (iii) operating costs of equipment and facilities and (iv) shipping costs (including all duties and import fees, as applicable), in each case (i) through (iv), as reasonably incurred by CGEN in connection with and reasonably allocated to the Manufacture of COM503. In no case shall Fully Burdened Manufacturing Costs include any amounts incurred due to the gross negligence or willful misconduct of CGEN, its Affiliates or any Third Party. All components of Fully Burdened Manufacturing Costs shall be allocated on a basis consistent with GAAP and consistent with the cost accounting policy applied by CGEN to other similar products that it produces. For clarity, Fully Burdened Manufacturing Costs will not include the cost of the [**] and [**].

1.115.        “GAAP” means U.S. generally accepted accounting principles.

1.116.        “GBPS” means the General Biological Products Standards as set forth in 21 C.F.R. Part 610, to the extent applicable.

1.117.        “Gilead” is defined in Preamble.

1.118.        “Gilead Indemnitee(s)” is defined in Section 14.2 (By CGEN).

1.119.        “Gilead PD-1/PD-L1 Foreground IP” is defined in Section 15.1(b)(i) (Gilead PD-1/PD-L1 Foreground IP).

1.120.        “Gilead-Provided PD-1/PD-L1” means any Antibody that is Directed To PD-1/PD-L1 [**] to be provided by Gilead under Section 2.3 (Gilead-Provided PD-1/PD-L1) in accordance with the COM503 Phase 1 Trial Protocol.

1.121.        “Gilead Transfer Notice” is defined in Section 2.8(c)(ii) (Gilead Transfer).

1.122.        “GLP” or “Good Laboratory Practices” means the Good Laboratory Practices, set forth in the Applicable Laws and Regulations that govern the conduct of non-clinical laboratory studies, including those set forth in 21 C.F.R. Part 58 and the equivalent legal requirements in other applicable jurisdictions, as the same may be amended from time to time.

1.123.       “Government Official” means (a) any official, officer, employee, or representative of, or any individual acting in an official capacity for or on behalf of, any regional, federal, state, provincial, county, or municipal government or government department, agency, or other division, or any other Governmental Entity; (b) any officer, employee, or representative of any enterprise that is owned or controlled by a government; (c) any officer, employee, or representative of any Governmental Entity; (d) any political party or party official or candidate for political office; or (e) any person acting in an official capacity for any government or Governmental Entity, or other government entity, enterprise, or organization identified above.

1.124.        “Governmental Entity” means any: (a) national, federal, state, county, local, municipal, foreign, or other government; (b) governmental or quasigovernmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, or political subdivision of any government, entity, or organization described in the foregoing clauses (a) or (b), and any court or other tribunal); (c) public international or multinational governmental organization or body; (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature (including any arbiter) or administrative functions of or pertaining to government; (e) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (a), (b), (c), or (d) of this definition; or (f) any political party.

1.125.        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).

1.126.        “ICH” means the International Conference on Harmonisation.

1.127.        “IL-18-Only Development and Manufacturing Agreements” is defined in Section 1.36 (“CGEN Development and Manufacturing Agreements”).

1.128.        “IL-18” means the protein encoded by the human IL-18 gene, identified by the following UniProt number: Q14116.

1.129.        “IL-18BP” means the protein encoded by the human IL-18BP gene, identified by the following UniProt number: O95998.

1.130.        “IL-18 IP” means the IL-18 Patents and the IL-18 Know-How.

1.131.        “IL-18 Know-How” means any Know-How (excluding any Jointly Owned Foreground Know-How) that is Controlled by CGEN or any of its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful to Exploit IL-18 Molecules or IL-18 Products in the Field in the Territory (including all CGEN Foreground Know-How).

1.132.        “IL-18 License” is defined in Section 3.1 (License to Gilead).

1.133.        “IL-18 Molecule” means (a) any Antibodies or Antibody-based molecules that are: (i) owned or Controlled by CGEN or any of its Affiliates as of the Effective Date, or during the Term, and (ii) Directed To IL-18BP, including COM503 [**], and (b) any improvements or modifications to the foregoing (a) [**].

1.134.       “IL-18 Patents” means any Patents (excluding any Jointly Owned Foreground Patents) that are Controlled by CGEN or any of its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful to Exploit IL-18 Molecules or IL-18 Products in the Field in the Territory (including all CGEN Foreground Patents). The IL-18 Patents Controlled by CGEN or any of its Affiliates as of the Effective Date are listed in Schedule 1.134 (IL-18 Patents) attached hereto; provided, that any failure of a Patent to be listed on Schedule 1.134 (IL-18 Patents) either as of the Effective Date or during the Term shall not, in itself, indicate that such Patent is not an IL-18 Patent hereunder. CGEN will use reasonable efforts to update Schedule 1.134 (IL-18 Patents) [**] during the Term, and to take reasonable steps to ensure the accuracy thereof.

1.135.        “IL-18 Product” means any product, in any and all forms, formulations, dosages, and delivery modes, that comprises, contains or incorporates an IL-18 Molecule, alone or in combination with one (1) or more other therapeutically active ingredients.

1.136.        “IL-18R” means the protein encoded by the human IL-18R gene, identified by the following UniProt protein accession number: Q13478.

1.137.        “IL-18 Trial Data Package” means a written report containing all of the information described on Schedule 1.137 (IL-18 Trial Data Package).

1.138.        “IND” means an Investigational New Drug application, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.139.       “IND Clearance” means, with respect to an IND, the earlier of: (a) receipt by a Party, its Affiliate or a Sublicensee of written confirmation from a Regulatory Authority or other applicable Person that Clinical Trials may proceed under such IND and (b) expiration of the applicable waiting period under Applicable Laws and Regulations after which Clinical Trials may proceed under such IND.

1.140.        “Indemnified Party” is defined in Section 14.3 (Indemnification Procedure).

1.141.        “Indemnifying Party” is defined in Section 14.3 (Indemnification Procedure).

1.142.        “Indication” means [**].

1.143.        “Infringement” is defined in Section 15.4(a) (Notice).

1.144.        “Initiation” means, with respect to a Clinical Trial of an IL-18 Product, [**] in such Clinical Trial.

1.145.        “Intellectual Property Rights” means the following subsisting throughout the world: (a) Patents; (b) copyrights, designs, data and database rights and registrations and applications for registration thereof; (c) Inventions, invention disclosures, statutory invention registrations, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (d) Know-How; and (e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under Applicable Laws and Regulations of all jurisdictions).

1.146.        “Invention” means any process, invention, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice.

1.147.        “Involved Party” is defined in Section 18.2 (Section 365(n) of the Bankruptcy Code).

1.148.        “Jointly Owned Foreground IP” is defined in Section 15.1(b)(ii) (Other Foreground IP).

1.149.        “Jointly Owned Foreground Know-How” means any Know-How in the Jointly Owned Foreground IP.

1.150.        “Jointly Owned Foreground Patent” means any Patent in the Jointly Owned Foreground IP.

1.151.        “Joint Steering Committee or JSC” is defined in Section 4.1(a) (Membership).

1.152.        “JSC Co-Chairperson” is defined in Section 4.1(a) (Membership).

1.153.        “[**]” means [**], having a place of business at [**].

1.154.        “[**] Services Agreement” means the Master Services Agreement, by and between CGEN and [**], dated [**], as amended from time to time (subject to Section 13.3(f)).

1.155.       “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.156.        “Knowledge” means, with respect to a Party, the actual knowledge of those Persons listed for such Party on Schedule 1.156 (Knowledge Parties).

1.157.        “Losses” is defined in Section 14.1 (By Gilead).

1.158.       “MAA” means a marketing authorization application such as an NDA, BLA or other similar application seeking marketing approval or licensure of a drug or biologic, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to be approved to commercially market or sell such product in such country or jurisdiction (and any amendments thereto).

1.159.        “Major European Country” means [**] and [**].

1.160.        “Major Market Country” means [**], or any Major European Country.

1.161.        “Manufacture” means all operations involved in the manufacturing (including process development activities, formulation activities, quality assurance and quality control testing (including test method development and in-process, release and stability testing, if applicable)), fill-finish, storage, releasing, packaging and importation to supply molecules and products for Development and Commercialization. Cognates of the word “Manufacture” shall have correlative meanings. For clarity, “Manufacturing” includes Packaging and Labeling and does not include Development or Commercialization activities.

1.162.        “Manufacturing Process” means the process for the Manufacture of the IL-18 Molecules or the IL-18 Products at the time of the Manufacturing Technology Transfer, including any associated Know-How owned or Controlled by CGEN that is necessary or reasonably useful for such Manufacturing, as more fully described in Section 8.3 (Manufacturing Technology Transfer) and as further developed under this Agreement.

1.163.        “Manufacturing Technology Transfer” is defined in Section 8.3 (Manufacturing Technology Transfer).

1.164.        “Manufacturing Transition Plan” is defined in Section 8.3 (Manufacturing Technology Transfer).

1.165.        “Milestone Event” means a Research Milestone Event, Development Milestone Event, Regulatory Milestone Event, or Commercial Milestone Event.

1.166.        “Milestone Payments” means the Research Milestone Payments, Development Milestone Payments, Regulatory Milestone Payments and the Commercial Milestone Payments.

1.167.       “NDA” means a New Drug Application filed with the FDA for marketing approval of an IL-18 Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, or similar filings with applicable Regulatory Authorities outside of the U.S., for approval to commercially market, import and sell an IL-18 Product. The term NDA shall exclude Pricing and Reimbursement Approvals.

1.168.        “[**]” means [**].

1.169.       “Net Sales” means, with respect to each Financial Product, the gross amount invoiced by Gilead or its Related Parties for the sale or other disposition of a Financial Product in an arm’s length transaction to a Third Party (other than a Related Party) after deducting, if not previously deducted from the amount invoiced, the following:

(a)          [**] with respect to [**];

(b)          [**], including [**];

(c)          [**], and any other [**] (including through [**]);

(d)          [**], including [**], including [**];

(e)          [**] related to the [**];

(f)          [**] (including [**]) [**] (other than [**]); and

(g)          [**] that are [**]; provided, that [**].

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

Such amounts shall be determined from the books and records of Gilead or its Related Party, maintained in accordance with such Person’s applicable Accounting Standards. Gilead further agrees, in determining such amounts, it shall use Gilead’s then-current standard procedures and methodology, including Gilead’s then-current standard exchange rate methodology for the translation of foreign currency sales into US Dollars or, in the case of Sublicensees, such similar methodology, consistently applied. Without limiting the generality of the foregoing, [**] for [**] shall be excluded from Net Sales, as will [**], unless [**]; provided, that any [**].

[**]

If Gilead or any of its Related Parties sells a Financial Product as a Financial Component of a Combination Product in a country in the Territory in any Calendar Quarter, then Net Sales shall be calculated by [**], (i) where [**] and (ii) [**].

In the event that, on a country-by-country basis, no separate sales of the Financial Component or any Other Component(s) included in a Combination Product are made by Gilead or its Related Parties during a Calendar Quarter in which such Combination Product is sold, the average Net Sales per unit sold shall be determined [**].

Notwithstanding anything to the contrary in this Agreement, Net Sales will exclude amounts invoiced for Financial Products by any [**] pursuant to a [**].

1.170.        “New Competitive Program” is defined in Section 3.6(b)(ii) (After Closing of CGEN Change of Control).

1.171.        “Non-Bankrupt Party” is defined in Section 17.5 (Termination for Bankruptcy).

1.172.        “Non-Breaching Party” is defined in Section 17.2(a) (Material Breach).

1.173.        “Noninvolved Party” is defined in Section 18.2 (Section 365(n) of the Bankruptcy Code).

1.174.        “No-Transfer Date” is defined in Section 2.8(c)(ii) (Gilead Transfer).

1.175.        “Obligants” is defined in Section 12.2 (Covenants, Representations and Warranties for Compliance with Laws).

1.176.        “OFAC” is defined in Section 12.2(d) (Export Control Laws).

1.177.        “Other Component” is defined in Section 1.60 (“Combination Product”).

1.178.       “Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses actually paid by a Party or its Affiliates to Third Parties and specifically identifiable and incurred to conduct such activities, but excluding (a) any costs included in the FTE Rate, (b) any costs attributable to CGEN’s breach or default under agreements with such Third Parties (to the extent not attributable to any requests or instructions provided to CGEN by Gilead), (c) the COM503 Transfer Price amounts paid by Gilead to CGEN, or (d) any CGEN’s costs required to be approved by Gilead in accordance with Section 2.8(f)(iii) (Coordination and Costs) that are not so approved.

1.179.        “Packaging and Labeling” means primary, secondary or tertiary packaging and labeling of a product (in its clinical or commercial packaging presentation) for testing, sale or use and all release thereof.

1.180.        “Party” or “Parties” is defined in Preamble.

1.181.       “Patent Prosecution” means with respect to a Patent, the responsibility for (a) preparing, filing, prosecuting, and pursuing registration of, applications (of all types) for such Patents, (b) maintaining such Patent, and (c) managing any initiation or defense of administrative proceedings relating to the foregoing in relevant patent authorities, including inter partes reviews, derivations, re-examinations, post-grant reviews, re-issues, oppositions, and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding).

1.182.      “Patents” means (a) all patents and patent applications in any country, region or supranational jurisdiction and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications.

1.183.        “Patent Term Extensions” is defined in Section 15.7 (Patent Term Extensions).

1.184.        “PD-1” means the protein encoded by the human PD-1 gene, identified by the following UniProt number: Q15116.

1.185.        “PD-L1” means the protein encoded by the human PD-L1 gene, identified by the following UniProt number: Q9NZQ7.

1.186.        “Permitted Subcontractor” is defined in Section 3.3 (Subcontractors).

1.187.       “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.188.        “Phase 1 Clinical Trial” means a human clinical trial, or the relevant portion of such trial, of an IL-18 Product conducted in any country in the Territory in accordance with cGCP that generally provides for the first introduction into humans of an IL-18 Product and intended to determine safety, metabolism and pharmacokinetic properties and clinical pharmacology of such IL-18 Product in patients or healthy volunteers, or that would otherwise satisfy the requirements of Applicable Laws and Regulations for such country in which such human clinical trial is conducted, such as 21 C.F.R. § 312.21(a), relating to human clinical trials conducted in the United States, or any successor regulation thereto or foreign equivalents.

1.189.       “Phase 2 Clinical Trial” means a human clinical trial, or the relevant portion of such trial, of an IL-18 Product, conducted in patients in any country in the Territory in accordance with cGCP to evaluate the effectiveness of the IL-18 Product for a particular Indication or Indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the IL-18 Product, as well as to obtain a preliminary Indication of the unit or daily dosage regimen required, or that would otherwise satisfy the requirements of Applicable Laws and Regulations of the country in which such human clinical trial is conducted, such as 21 C.F.R. § 312.21(b), relating to human clinical trials conducted in the United States, or any successor regulation thereto or foreign equivalents. For clarity, a Phase 1 Clinical Trial with an expansion cohort of patients that meets the descriptions or otherwise satisfies the requirements in the foregoing shall be deemed a Phase 2 Clinical Trial.

1.190.       “Phase 3 Clinical Trial” means a human clinical trial, or the relevant portion of such trial, of an IL-18 Product, conducted in patients in any country in the Territory in accordance with cGCP and the results of which are intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the IL-18 Product and to provide an adequate basis for physician labeling. The Phase 3 Clinical Trial will be used as a pivotal study to establish both safety and efficacy of such IL-18 Product as a basis for a BLA or NDA submitted to the FDA or the appropriate Regulatory Authority of such country, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(c), relating to human clinical trials conducted in the United States or any successor regulation thereto or foreign equivalents.

1.191.        “Phase 4 Clinical Trial” means a human clinical trial conducted after the Regulatory Approval of an IL-18 Product in a country, which trial is conducted (a) voluntarily to provide additional information about such IL-18 Product (including for expansion of product labeling or dose optimization); or (b) in response to a request or requirement of a Regulatory Authority of such country.

1.192.        “PHS Act” is defined in Section 1.27 (“BLA”).

1.193.       “Pivotal Trial” means an expanded Clinical Trial of a pharmaceutical or biological product that: (a) is designed to demonstrate or that actually demonstrates that a product is safe and effective for use in a particular Indication in a manner sufficient to evaluate the overall risk-benefit relationship of the product and to provide an adequate basis for physician labeling; (b) is intended to provide or that actually provides sufficient efficacy data to support the filing of a MAA for such product without the need for any additional Clinical Trials; and (c) which, at the time of Initiation of such Clinical Trial, is expected to be, or thereafter actually becomes, the basis for European Union Regulatory Approval of such product or Regulatory Approval by the FDA of such product, in each case, based on discussions with the relevant Regulatory Authority. For clarity, (x) a Phase 3 Clinical Trial (as defined herein) is always a “Pivotal Trial,” and (y) a Phase 2 Clinical Trial, Phase 1 Clinical Trial, or other Clinical Trial (as such terms are defined herein) are only a “Pivotal Trial” if all conditions of this definition are met.

1.194.       “Pricing and Reimbursement Approval” means, in a country in which Regulatory Authorities authorize coverage or reimbursement for, or approve, negotiate or determine pricing for, pharmaceutical or biologic products to be marketed and sold or reimbursed in such country or for certain patients in such country, receipt (or, if required to make such authorization, approval or determination effective, publication) of such authorization, approval or determination (as the case may be).

1.195.        “Processing” means any operation or set of operations performed upon personal data or sets of personal data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction. Cognates of “Processing” shall have correlative meanings.

1.196.        “Protected Personal Information” is defined in Section 12.2(b)(i) (Data Protection Laws).

1.197.        “Receiving Party” is defined in Section 11.1(a) (Definition and Restrictions).

1.198.        “Recovery” is defined in Section 15.4(d)(i) (Recovery Allocations).

1.199.        “Reduced Payment Amount” is defined in Section 17.7(a).

1.200.      “Regulatory Activities” means, with respect to a given IL-18 Product, all regulatory activities necessary to obtain or maintain Regulatory Approval of such IL-18 Product in the Field in the Territory, including: (a) preparing, obtaining and maintaining all Regulatory Submissions and Regulatory Approvals for such IL-18 Product; and (b) communicating and interacting with the relevant Regulatory Authorities for such IL-18 Product.

1.201.        “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of a BLA, NDA or other MAA from the applicable Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including Pricing and Reimbursement Approval in those countries and jurisdictions where required.

1.202.        “Regulatory Authority” means any applicable government regulatory authority with the legal authority to regulate the conduct of clinical trials or the Manufacturing, marketing, Commercialization, reimbursement or pricing, as applicable, of an IL-18 Product, including the FDA and any successor governmental authority having substantially the same function.

1.203.       “Regulatory Exclusivity Period” means, with respect to an IL-18 Product in any country in the Territory, the period, if any, during which the applicable Regulatory Authority grants an additional market protection, other than Patent protection, that confer an exclusive Commercialization period during which a Party or its Affiliates or Sublicensees have the exclusive right to market and sell such IL-18 Product in such country through a regulatory exclusivity right (e.g., new use or indication exclusivity, formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.204.        “Regulatory Milestone Event” is defined in Section 9.4 (Regulatory Milestone Payments).

1.205.        “Regulatory Milestone Payment” is defined in Section 9.4 (Regulatory Milestone Payments).

1.206.       “Regulatory Submission” means any filing, application, or submission with or to any Regulatory Authority including, authorizations, approvals or clearances arising from the foregoing, including INDs, BLAs, NDAs, and Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to an IL-18 Product.

1.207.        “Related Party” means, with respect to a Party, its Affiliates and their respective Sublicensees.

1.208.        “Representatives” is defined in Section 11.1(c)(iii) (Permitted Disclosures).

1.209.        “Requesting Party” is defined in Section 10.9 (Audit Rights).

1.210.        “Research Milestone Event” is defined Section 9.2 (Research Milestone Payments).

1.211.        “Research Milestone Payment” is defined in Section 9.2 (Research Milestone Payments).

1.212.        “Reverted Products” is defined in Section 17.8(b)(i) (Additional Effects of Certain Termination).

1.213.        “Royalty Term” means, on a Financial Product-by-Financial Product and country-by-country basis, the time period beginning on the First Commercial Sale of a Financial Product in a country and expiring on the latest of the following dates: (a) the tenth (10th) anniversary of the date of First Commercial Sale of such Financial Product in such country, (b) the expiration of the last-to-expire Financial Patent Covering such Financial Product in the applicable country, and (c) the expiration of the last-to-expire Regulatory Exclusivity Period for such Financial Product in such country.

1.214.        “Safety/AE Matters” is defined in Section 6.2(d) (Adverse Event Reporting; Global Safety Database).

1.215.        “Second Financial Product” means the first Financial Product that is distinct (as determined in accordance with Section 10.5 (Distinguishing Financial Products)) from the COM503 Financial Product.

1.216.        “[**]” is defined in Section 9.6(a).

1.217.        “Secured Information” is defined in Section 12.2(c)(i).

1.218.        “Securities Regulator” is defined in Section 11.1(c)(ii).

1.219.        “Security Incident” is defined in Section 12.2(c)(iv).

1.220.        “Segregate” means, with respect to an Existing Competitive Program or New Competitive Program, to segregate the Exploitation activities relating to such Existing Competitive Program or New Competitive Program, as applicable, from the Exploitation activities relating to IL-18 Molecules and IL-18 Products in a manner such that no data, information, Inventions, or Intellectual Property Rights related to IL-18 Molecules and IL-18 Products are accessible for use in the Exploitation of such Existing Competitive Program or New Competitive Program, as applicable, and that there is no overlap in such Exploitation activities, including ensuring that: (a) [**]; and (b) [**].

1.221.        “[**]” means [**].

1.222.        “[**]” means [**].

1.223.        “[**]” means the [**].

1.224.        “[**]” means the [**].

1.225.        “Solely Owned Foreground IP” is defined in Section 15.1(b)(ii) (Other Foreground IP).

1.226.        “Subject Party” is defined in Section 12.1 (General).

1.227.        “Subject Party Audit” is defined in Section 12.2(a)(iii)(6).

1.228.        “Sublicensee” means a Third Party to whom a Party or any of its Affiliates grants a sublicense under the licenses granted to such Party under this Agreement, as permitted herein, excluding all Third Parties that are solely Permitted Subcontractors.

1.229.        “[**]” means [**].

1.230.        “Technology Transfer Plan” is defined in Section 3.5 (Technology Transfer).

1.231.        “Term” is defined in Section 17.1 (Term).

1.232.        “Terminated Product” means (a) any IL-18 Product with respect to which this Agreement is terminated pursuant to Section 17.3 (Termination for Convenience) or Section 17.6 (Termination by Gilead for Safety Reasons), and (b) in the event of termination of this Agreement in its entirety, all IL-18 Products.

1.233.        “Territory” means all countries and regions of the world.

1.234.        “[**] Review Period” is defined in Section 2.8(c)(ii) (Gilead Transfer).

1.235.        “Third Party” means an entity other than (a) Gilead and its Affiliates and (b) CGEN and its Affiliates.

1.236.        “Third Party Allegation” is defined in Section 15.5(a) (Notice of Allegations).

1.237.        “Third Party Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil or in contract, tort, or otherwise).

1.238.       “Third Party Distributor” means any Third Party that purchases IL-18 Product from Gilead or its Affiliates or Sublicensees, takes title to such IL-18 Product, and distributes such IL-18 Product directly to customers, but does not Develop, Manufacture or otherwise Commercialize any IL-18 Product and does not make any upfront, milestone, royalty, profit-share or other payment to Gilead or its Affiliates or Sublicensees, other than payment for the purchase of IL-18 Products for resale.

1.239.        “Third Party Suit” is defined in Section 15.5(b) (Notice of Suit).

1.240.        “Trademark” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications throughout the world.

1.241.        “United States” or “U.S.” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

1.242.       “Upstream License Agreement” means any contract or agreement with a Third Party pursuant to which CGEN in-licenses Patents, Know-How or other Intellectual Property Rights that constitute IL-18 IP for purposes of this Agreement, including such Upstream License Agreements set forth on Schedule 1.242 (Existing Upstream License Agreements) existing as of the Effective Date (each, an “Existing Upstream License Agreement”).

1.243.        “US Dollars” means United States Dollars, the lawful currency of the US.

1.244.        “Valid Claim” means a claim of: (a) an issued and unexpired Patent in a country in which said Patent has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a pending patent application that has been filed in good faith and that has not been cancelled, withdrawn, finally rejected or abandoned and has not been pending for more than [**] from the earliest priority date; provided, that, if a claim ceases to be a Valid Claim by reason of the foregoing subclause (b), then such claim shall again be a Valid Claim in the event and at the time such claim subsequently issues.

1.245.        “[**]” means [**].

2.           Development Program.

2.1.           Development Plan; Protocol. During the Development Term, the Parties shall conduct all Development and Manufacturing activities for the IL-18 Molecules and IL-18 Products under this Agreement pursuant to a written development plan (the “Development Plan” and such activities the “Development Program”). The initial Development Plan is set forth on Schedule 2.1 (Development Plan) and includes the material Development and Manufacturing activities anticipated to be required to achieve COM503 Phase 1 Trial Completion, including the conduct of the COM503 Phase 1a Trial and COM503 Phase 1b Trial. Reasonably in advance of the IND filing for COM503, the Parties shall discuss and agree to the initial Clinical Trial protocol for the COM503 Phase 1 Trial (the “COM503 Phase 1 Trial Protocol”). Subject to Section 2.8(c) (Early Development Program Transfer), CGEN shall serve as the sponsor of the COM503 Phase 1 Trial. The JSC shall review, discuss, and determine whether to approve any updates or amendments to the Development Plan or the COM503 Phase 1 Trial Protocol in accordance with Section 4.1(b) (Responsibilities). Subject to Section 4.1(b) (Responsibilities) and Section 4.1(d) (Decision-Making), each Party shall have the right to propose additional amendments to the Development Plan or the COM503 Phase 1 Trial Protocol in connection with the progress of the Development Program for the JSC to review, discuss and determine whether to approve. Any proposed amendments to the Development Plan or the COM503 Phase 1 Trial Protocol will become effective only upon [**] and [**], including under Section 4.1(d) (Decision-Making) to the extent applicable.

2.2.          License to CGEN. Subject to the terms and conditions of this Agreement and any clinical supply, pharmacovigilance and quality agreements entered into pursuant to Section 2.3 (Gilead-Provided PD-1/PD-L1), Gilead hereby grants to CGEN a worldwide, royalty-free, non-transferable, non-exclusive license under Gilead’s Background IP, the Gilead PD-1/PD-L1 Foreground IP and Gilead’s interest in the Jointly Owned Foreground IP solely to perform the Development Program activities pursuant to the Development Plan.

2.3.           Gilead-Provided PD-1/PD-L1. To the extent required under the Development Plan, Gilead shall supply Gilead-Provided PD-1/PD-L1 to CGEN for use in combination with COM503. Such Gilead-Provided PD-1/PD-L1 shall be selected by Gilead in its sole and reasonable discretion. The Parties shall enter into clinical supply, pharmacovigilance and quality agreements governing the provision of the Gilead-Provided PD-1/PD-L1 by or on behalf of Gilead to CGEN promptly after Gilead’s selection of the Gilead-Provided PD-1/PD-L1 under this Section 2.3 (Gilead-Provided PD-1/PD-L1).

2.4.           Performance Standards. Each Party shall conduct its assigned activities pursuant to the Development Plan. Each Party shall perform such activities in accordance with the Development Plan and in compliance with all Applicable Laws and Regulations.

2.5.          Development Program Costs. CGEN shall be responsible for all costs incurred by or on behalf of CGEN in connection with activities conducted under the Development Program. Gilead shall be solely responsible for the costs incurred by Gilead of supplying the Gilead-Provided PD-1/PD-L1 to the extent that coverage and reimbursement are not otherwise available for such Gilead-Provided PD-1/PD-L1.

2.6.          Records; Updates. During the Term and for a period of [**] after expiration or termination of this Agreement, each Party shall maintain complete, current and accurate records of all activities conducted under the Development Program, and all data and other information resulting from the performance of such activities. Such records shall fully and properly reflect all work performed and results achieved in the performance of any Development Program activities in good scientific manner appropriate for regulatory and patent purposes. Additionally, during each JSC meeting, each Party shall provide the JSC with an update on the results and progress of any Development Program activities conducted by or on behalf of such Party since the prior JSC meeting.

2.7.           Data Ownership. All data or information generated by or on behalf of either Party or jointly by the Parties in the conduct of any Development Program activities that is related to any Gilead-Provided PD-1/PD-L1 (including any Gilead-Provided PD-1/PD-L1 in combination with any IL-18 Molecule) shall be considered Gilead PD-1/PD-L1 Foreground IP, ownership of which will be governed by Section 15.1(b)(i) (Gilead PD-1/PD-L1 Foreground IP). Subject to the foregoing, each Party shall solely own all data or information generated by or on behalf of such Party in the conduct of any Development Program activities (which data or information shall be included in such Party’s Solely Owned Foreground IP), and the Parties shall jointly own any such data or information that is jointly generated by or on behalf of the Parties (which data or information shall be included in Jointly Owned Foreground Know-How).

2.8.           Reports and Data Package; Development Program Transfer.

(a)          Annual Reports. During the Development Term and without limiting the generality of the updates provided by CGEN at each JSC meeting as set forth in Section 2.6 (Records; Updates) or Section 4.1(c) (Quarterly Reports), CGEN shall deliver to Gilead a copy of each annual report that CGEN submits to the FDA with respect to the COM503 Phase 1 Trial within [**] after CGEN submits each such annual report to the FDA.

(b)          IL-18 Trial Data Package. Within [**] after the COM503 Phase 1 Trial Completion, CGEN shall deliver to Gilead [**] from the COM503 Phase 1 Trial. Within [**] after the COM503 Phase 1 Trial Completion, CGEN will deliver to Gilead [**] from the COM503 Phase 1 Trial (“[**]”). CGEN shall deliver the IL-18 Trial Data Package to Gilead within [**] after the COM503 Phase 1 Trial Completion. Within [**] following Gilead’s receipt of the IL-18 Trial Data Package, Gilead may provide CGEN with written notice if Gilead believes in good faith that the purported IL-18 Trial Data Package provided by CGEN does not contain all of the information set forth in Schedule 1.137 (IL-18 Trial Data Package) (a “Deficiency Notice”), which Deficiency Notice will reasonably specify the missing item(s). CGEN will provide an updated IL-18 Trial Data Package that includes the missing information within [**]  after receipt of the Deficiency Notice, provided, that CGEN will not be required to perform any work to generate any information identified in the Deficiency Notice other than activities described in the Development Plan that generate the information described in Schedule 1.137 (IL-18 Trial Data Package) that have not been performed by CGEN with respect to the IL-18 Trial Data Package. Within [**] after Gilead’s receipt of the IL-18 Trial Data Package, Gilead may, itself or through the JSC, provide CGEN with written notice requesting assistance and cooperation from CGEN in analyzing the IL-18 Trial Data Package, including a request for a discussion with CGEN representative(s) who have relevant knowledge and information regarding the IL-18 Trial Data Package, and CGEN will use good faith efforts to promptly provide any such assistance and cooperation reasonably requested by Gilead. Gilead shall reimburse CGEN for such assistance and cooperation (for clarity, excluding work in connection with a Deficiency Notice) as FTE Costs pursuant to Section 10.1 (Reimbursable Costs).

(c)          Development Program Transfer.

(i)          Early Transfer. If Gilead determines in its reasonable, good faith judgment that [**], then Gilead shall provide written notice thereof to CGEN, including [**]. Within [**] following delivery of such notice by Gilead, CGEN may request a meeting with Gilead, and within [**] following such request by CGEN, the Parties shall promptly discuss [**] and [**]. If [**], then Gilead shall have the right to transition the COM503 Phase 1 Trial from CGEN to Gilead in accordance with Section 2.8(d) (Development Program Transfer Plan) by providing written notice to CGEN demanding that CGEN transfer the Development Program to Gilead (a “Development Program Transfer Notice”, and the date of such written notice, the “Early Development Transfer Date”).

(ii)          Gilead Transfer. If Gilead wishes to have the Development Program transferred from CGEN to Gilead after the occurrence of COM503 Phase 1 Trial Completion, Gilead shall have the right to do so upon delivery of written notice to CGEN within [**] (such time period the “[**] Review Period”) after Gilead’s receipt of the complete [**] (as described in Section 2.8(b) (IL-18 Trial Data Package)) (such notice “Gilead Transfer Notice”). If Gilead does not deliver a Gilead Transfer Notice prior to the expiration of the [**] Review Period (the day that occurs after the expiration of such [**] Review Period without Gilead delivering such Gilead Transfer Notice, the “No-Transfer Date”), then, notwithstanding any remaining obligations of CGEN under the Development Plan, CGEN shall have the right to wind down the Development Program in its reasonable discretion, subject to complying with the terms and conditions of this Agreement, including Section 2.8(f) (CGEN Development and Manufacturing Agreements), Section 3.5 (Technology Transfer), and Section 8.3 (Manufacturing Technology Transfer). For clarity, if the No-Transfer Date occurs in accordance with this Section 2.8(c)(ii) (Gilead Transfer), then the Development Program Transfer Date will be deemed to not occur.

(d)          Development Program Transfer Plan. Upon the occurrence of the Development Program Transfer Date but not upon the occurrence of the No-Transfer Date, CGEN shall initiate the transfer of any Development activities related to all IL-18 Products (including any Clinical Trials that are ongoing) (such transfer, the “Development Program Transfer”) in accordance with this Section 2.8(d) (Development Program Transfer Plan). To facilitate the Development Program Transfer, upon Gilead’s request the Parties shall promptly agree upon a written transfer plan setting forth a process for the Development Program Transfer, and an overall timeline for its progress and completion; provided, that such timeline shall specify that CGEN shall use Commercially Reasonable Efforts to complete the Development Program Transfer within [**] of the Development Program Transfer Date, provided Gilead’s performance of its obligations necessary for such completion within such time period have also occurred (such plan, the “Development Program Transfer Plan”). In the event of a Development Program Transfer pursuant to Section 2.8(c)(i) (Early Transfer), the Development Program Transfer Plan shall include CGEN’s obligations to continue and/or wind-down its Development activities in accordance with Gilead’s reasonable instructions until the completion of the Development Program Transfer. After the Development Program Transfer Date, each of the Parties shall perform its respective obligations under the Development Program Transfer Plan in accordance with the timelines set forth therein.

(e)          CGEN Support. In addition to any assistance CGEN agrees to provide Gilead pursuant to the Technology Transfer Plan (as described in Section 3.5 (Technology Transfer)) or the Development Program Transfer Plan (as described in Section 2.8(d) (Development Program Transfer Plan)), CGEN hereby agrees to provide Gilead with reasonable access to CGEN’s personnel (by teleconference or in person at CGEN’s facilities) involved in the research, Manufacture and Development of IL-18 Molecules and IL-18 Products, and such personnel shall provide reasonable guidance and assistance to Gilead, as requested by Gilead, with respect to any CMC, clinical operation, medical affairs, regulatory, and toxicology activities for the IL-18 Molecules and IL-18 Products in the Territory under the transition services agreement further described in this Section 2.8(e) (CGEN Support). Upon Gilead’s delivery of written notice, but in any event within [**] after the Development Program Transfer Date, the Parties shall negotiate in good faith to enter into a transition services agreement pursuant to which CGEN shall provide Gilead with the foregoing services. The term of the transition services agreement shall be [**]. Gilead shall reimburse CGEN for such transition services as FTE Costs pursuant to Section 10.1 (Reimbursable Costs).

(f)          CGEN Development and Manufacturing Agreements.

(i)          CGEN Development and Manufacturing Agreements. Within [**] after the Development Program Transfer Date or the No-Transfer Date, as applicable, CGEN shall update Schedule 1.36 (CGEN Development and Manufacturing Agreements) with the CGEN Development and Manufacturing Agreements in effect as of the Development Program Transfer Date.

(ii)          Assignment or Assistance. Promptly following the Development Program Transfer Date or the No-Transfer Date, as applicable, CGEN shall, or shall cause its Affiliates to, as applicable, to the extent permissible under Applicable Laws and Regulations and the terms of the applicable CGEN Development and Manufacturing Agreements: (1) assign to Gilead or its designee any or all (as designated by Gilead) IL-18-Only Development and Manufacturing Agreements; and (2) reasonably assist Gilead or its Affiliate in entering into new agreements directly with the counterparties to any or all CGEN Development and Manufacturing Agreements other than IL-18-Only Development and Manufacturing Agreements to cover the subject matter related to IL-18 Molecules or IL-18 Products of such CGEN Development and Manufacturing Agreements, as applicable, in each case ((1) and (2)), to the extent requested by Gilead in writing. If any IL-18-Only Development and Manufacturing Agreement cannot be assigned to Gilead without consent from the relevant counterparty, then CGEN shall, or shall cause its Affiliates to, as applicable, use reasonable efforts to obtain such consent, to the extent requested by Gilead in writing. If any IL-18-Only Development and Manufacturing Agreement is assigned to Gilead, CGEN shall be responsible (subject to any qualifying reimbursement under Section 10.1 (Reimbursable Costs)) for any payments that accrued prior to the date of such assignment but which do not become payable until after the date of such assignment.

(iii)          Coordination and Costs. Promptly following the Development Program Transfer Date or the No-Transfer Date, as applicable, the Parties shall in good faith coordinate activities under the CGEN Development and Manufacturing Agreements that are not assigned to Gilead, or until assigned to Gilead, with the goal of maintaining continuity of operations. At Gilead’s written request, for no more than [**] after the Development Program Transfer Date or the No-Transfer Date, as applicable (for clarity, without derogating from CGEN’s obligations pursuant to Article 8 (Manufacture and Supply)), CGEN shall exercise its rights under such CGEN Development and Manufacturing Agreements to conduct activities reasonably required for the continued Development and Manufacture of the IL-18 Molecule or IL-18 Products, including, as applicable, entering into new statements of work under master services agreements; provided, however, that Gilead: (1) approves in writing in advance any such actions, including the costs thereof; and (2) reimburses CGEN for all Out-of-Pocket Costs so approved that CGEN incurs under such CGEN Development and Manufacturing Agreements as a direct result of conducting such activities (and for clarity, such Out-of-Pocket Costs are not subject to and do not contribute to the initial Out-of-Pocket Costs threshold set forth in Section 10.1(d) (All Other Out-of-Pocket Costs)). Gilead shall reimburse CGEN for the conduct of such activities as FTE Costs pursuant to Section 10.1 (Reimbursable Costs).

(iv)          Termination. In the event that a given IL-18-Only Development and Manufacturing Agreement is not assigned to Gilead pursuant to Section 2.8(f)(ii) (Assignment or Assistance), then, upon the written request of Gilead and solely to the extent permitted under the terms of such IL-18-Only Development and Manufacturing Agreement, CGEN shall, or shall cause its Affiliates to, terminate the applicable IL-18-Only Development and Manufacturing Agreement.

2.9.          COM503 Study Budget. Within [**] after the Effective Date, the Parties (via the JSC) shall negotiate in good faith to mutually approve a budget for the performance of the COM503 Phase 1 Trial in accordance with this Section 2.9 (COM503 Study Budget) (upon such approval the “COM503 Study Budget” and automatically attached as Schedule 2.9). The COM503 Study Budget shall only include costs to be paid to Third Parties (other than any amounts to be paid by CGEN to Manufacture and supply COM503 for use in the COM503 Phase 1 Trial) that are anticipated to be incurred by CGEN for the performance of the COM503 Phase 1 Trial in accordance with the COM503 Phase 1 Trial Protocol, and for clarity shall exclude any FTEs incurred by CGEN to conduct the COM503 Phase 1 Trial.

3.            License; Exclusivity.

3.1.          License to Gilead. Subject to the terms and conditions of this Agreement, CGEN hereby grants to Gilead an exclusive (subject to Section 3.4 (Retained Rights)), royalty-bearing, non-transferable (except in accordance with Section 18.3 (Assignment; Change of Control)) license under the IL-18 IP and CGEN’s right, title and interest in the Jointly Owned Foreground IP, with the right to grant sublicenses through multiple tiers to its Affiliates and Third Parties (each subject to Section 3.2(a) (Sublicensing by Gilead)), to Exploit IL-18 Molecules and IL-18 Products in the Field in the Territory (the “IL-18 License”).

3.2.            Sublicensees.

(a)          Sublicensing by Gilead. Gilead shall have the right to grant sublicenses through multiple tiers of the IL-18 License, including sublicenses to a subset of the rights granted thereunder, to any of its Affiliates or any Third Parties, in each case, without CGEN’s consent. Each sublicense granted by Gilead to a Third Party under this Agreement shall be consistent with this Agreement, and Gilead shall remain responsible to CGEN for the compliance of each such Sublicensee with the terms and conditions of this Agreement. Without derogating from the generality of the foregoing, each such Sublicensee must agree in writing to be bound by terms regarding maintaining the confidentiality of proprietary information that are no less stringent than those contained in this Agreement and regarding ownership of Intellectual Property Rights that are consistent with those contained in this Agreement. Gilead shall promptly notify CGEN in writing of its entry into any agreement granting a sublicense to any Third Party and provide to CGEN a copy of such sublicense; provided, that Gilead may redact such sublicense agreement to the extent the redacted information is not necessary for CGEN to confirm compliance with this Agreement.

(b)          Survival of Gilead Sublicenses. Upon termination of this Agreement for any reason, upon the written request of any Sublicensee of Gilead who is not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, CGEN will enter into a direct license with such Sublicensee on the same terms as this Agreement, subject to any necessary revisions to account for any difference in license scope between this Agreement and Gilead’s sublicense agreement with such Sublicensee.

3.3.          Subcontractors. Each Party shall have the right to engage Third Party contractors to perform any portion of its obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including Third Party Distributors, contract research organizations and CMOs); provided, that CGEN may engage Third Party contractors not otherwise set forth on Schedule 3.3 (Subcontractors) only with Gilead’s prior written consent (each such subcontractor, a “Permitted Subcontractor”). Any such Permitted Subcontractor to be engaged by a Party hereunder shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. Each Party that engages a Permitted Subcontractor shall require such Permitted Subcontractor, in writing, to be bound by terms regarding maintaining the confidentiality of proprietary information that are no less stringent than those contained in this Agreement and regarding ownership of Intellectual Property Rights that are consistent with those contained in this Agreement. A Party’s use of Permitted Subcontractors shall not relieve it of any of its obligations pursuant to this Agreement. Any Party engaging a Permitted Subcontractor to perform any of its obligations hereunder shall remain liable and obligated to the other Party for the performance of such activities.

3.4.          Retained Rights; No Implied License. Notwithstanding the IL-18 License, CGEN reserves for itself and its Affiliates: (a) the right to conduct any Development or other activities allocated to CGEN with respect to IL-18 Molecules or IL-18 Products pursuant to the Development Plan, (b) the right to Manufacture or have Manufactured IL-18 Molecules and IL-18 Products for Gilead during the Clinical Supply Term in accordance with this Agreement and the Clinical Supply Agreement, and (c) the right to conduct Regulatory Activities requested by Gilead for IL-18 Products, as further described in Section 6.1(b) (After the Development Term). Except as explicitly set forth in this Agreement, no license or other right is or shall be created or granted by either Party under this Agreement by implication, estoppel, or otherwise. Each Party shall retain all rights not otherwise granted to the other Party.

3.5.           Technology Transfer. Within [**] after the earlier of (a) Gilead’s written request, (b) the Development Program Transfer Date, and (c) the No-Transfer Date, CGEN shall disclose and transfer to Gilead copies of the IL-18 Know-How (other than IL-18 Know-How relating to the Manufacture of IL-18 Molecule and IL-18 Products, the initial transfer of which will be performed in accordance with Section 8.3 (Manufacturing Technology Transfer)), including sequences of IL-18 Molecules then in existence. Thereafter, (x) to the extent Gilead delivered such written request prior to the Development Program Transfer Date or the No-Transfer Date, as applicable, then upon the Development Program Transfer Date or the No-Transfer Date, as applicable, and (y) no more than [**] every [**] during the [**] following the Development Program Transfer Date or the No-Transfer Date, as applicable, as Gilead may reasonably request, in each case (or (x) and (y)), CGEN will provide to Gilead copies of IL-18 Know-How that (i) is created, developed, invented or otherwise made since such previous transfer of IL-18 Know-How, and (ii) has not previously been transferred to Gilead. To facilitate the transfer of IL-18 Know-How described above, upon Gilead’s written request, the Parties shall promptly agree upon a written technology transfer plan to transfer to Gilead such IL-18 Know-How (“Technology Transfer Plan”), which will set forth a process for the transfer of such IL-18 Know-How, and an overall timeline for its progress and completion. Each of the Parties shall perform its respective obligations under the Technology Transfer Plan and shall use Commercially Reasonable Efforts to do so in accordance with the timelines set forth therein. Each Party shall be responsible for all Out-of-Pocket Costs incurred by such Party to conduct the transfer of the IL-18 Know-How in accordance with this Section 3.5 (Technology Transfer). Gilead shall reimburse CGEN for its performance of activities set forth in the Technology Transfer Plan as FTE Costs as well as for Out-of-Pocket Costs, in each case, pursuant to Section 10.1 (Reimbursable Costs).

3.6.            Exclusivity.

(a)          IL -18 Exclusivity. During [**], except as permitted under this Agreement in connection with the exercise of CGEN’s retained rights set forth in Section 3.4 (Retained Rights; No Implied License), CGEN shall not, itself, or with or through any of its Affiliates or any Third Party, research, Develop, make, or Commercialize (1) any compounds, molecules, products or treatment methods that are Directed To IL-18, IL-18R or IL-18BP or (2) [**] for an IL-18 Product. Notwithstanding the foregoing, (x) CGEN may research, Develop, make, have made, and Commercialize [**] without the use of [**], solely if (1) [**], and (2) [**], and (y) CGEN would not [**], in such case [**].

(b)          Business Combinations.

(i)          As of Closing of CGEN Change of Control. If CGEN undergoes a Change of Control and, at the closing of such Change of Control transaction, the Acquirer in such Change of Control transaction is (either directly or through an Affiliate, or in collaboration with any other Third Party) conducting any Exploitation activities of a compound or product that would be in breach of Section 3.6(a) (IL-18 Exclusivity) if performed by CGEN itself, (such Exploitation activities, an “Existing Competitive Program”), then CGEN will not be in breach of the restrictions set forth in Section 3.6(a) (IL-18 Exclusivity) if: (1)(A) CGEN provides Gilead with written notice of such Change of Control [**], but [**] following the earlier of (x) the [**] and (y) the [**], and if so, no later than [**]), (B) CGEN and its Affiliates [**], (2) [**], and (3) such Acquirer Segregates such Existing Competitive Program.

(ii)          After Closing of CGEN Change of Control. If CGEN undergoes a Change of Control and, after the closing of such Change of Control transaction, the Acquirer in such Change of Control transaction commences (either directly or through an Affiliate, or in collaboration with any other Third Party) any Exploitation activities of a compound or product that would be in breach of Section 3.6(a) (IL-18 Exclusivity) if performed by CGEN itself (such Exploitation activities, a “New Competitive Program”), then CGEN will not be in breach of the restrictions set forth in Section 3.6(a) (IL-18 Exclusivity) if: (1) [**], and (2) such Acquirer Segregates such New Competitive Program.

(iii)          Acquisition of an Existing Competitive Program. If any Third Party becomes an Affiliate of CGEN that CGEN controls (as such term is defined in the definition of “Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party has an Existing Competitive Program (such transaction an “Acquisition” and such Third Party, an “Acquired Affiliate”), then continuation of Exploitation activities with respect to such Existing Competitive Program shall not be a breach of Section 3.6(a) (IL-18 Exclusivity) if (1) CGEN and the Acquired Affiliate Segregate such Existing Competitive Program [**], (2) CGEN provides Gilead with written notice of the Acquisition [**], but no later than [**] following the earlier of [**] and [**] ([**], and if so, no later than [**]), and (3) CGEN does (or causes the Acquired Affiliate to), within [**] after the closing of the Acquisition, either (x) [**] or (y) [**]. For clarity, in no event shall the Acquired Affiliate commence (either directly or through an Affiliate, or in collaboration with any other Third Party) any New Competitive Program.

4.            Governance.

4.1.            Joint Steering Committee.

(a)          Membership. Promptly after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”), to coordinate, oversee and, as applicable, approve the Parties’ activities related to the IL-18 Molecules and IL-18 Products in accordance with this Article 4 (Governance). The JSC shall consist of [**] representatives from each Party (or such other number as the Parties may agree). Each Party shall designate one (1) of its representatives of the JSC as a co-chairperson of the JSC (each, a “JSC Co-Chairperson”). Each Party may replace its appointed JSC representatives at any time upon reasonable written notice to the other Party. The JSC Co-Chairpersons, in consultation with the Alliance Managers, will have the following roles and responsibilities: (i) to call meetings, send notice of each such meeting and designate the time, date and place of each such meeting; (ii) to convene or poll the representatives by other permitted means; and (iii) to approve (including via email) the final minutes of any meeting of the JSC. The JSC Co-Chairpersons shall have no other authority or special voting power.

(b)          Responsibilities. The responsibilities of the JSC shall be:

(i)            to provide a forum by which the Parties may share information regarding the overall strategy for the conduct of the Development Program and to discuss, monitor and coordinate all activities under the Development Program;

(ii)          to facilitate the exchange of information between the Parties with respect to the activities hereunder and to establish procedures for the efficient sharing of information necessary for the Parties to fulfill their respective responsibilities with respect to conduct of the Development Program;

(iii)          to [**], and to [**];

(iv)          to discuss the progress of activities being conducted under the Development Program or the COM503 Phase 1 Trial Protocol no less than [**] per [**];

(v)          to review and discuss safety and dose escalation data generated as part of the Development Program;

(vi)        to review, discuss and determine whether to approve each Manufacturing Transition Plan and updates or amendments thereto and coordinate the activities under each such Manufacturing Transition Plan, as described in Section 8.3 (Manufacturing Technology Transfer);

(vii)         review the COM503 Study Budget;

(viii)        to perform such other functions as expressly set forth in this Agreement or as appropriate to further the purposes of this Agreement, as determined jointly by the Parties; and

(ix)          to [**].

(c)         Quarterly Reports. Within [**] following the end of each Calendar Quarter, CGEN shall provide to JSC with a quarterly written report for such Calendar Quarter describing pre-IND activities, safety and efficacy data, standard study conduct metrics, including patient enrollment data, list of participating sites and corresponding investigators, and any data collection and cleaning metrics.

(d)          Decision-Making. The JSC shall make decisions unanimously, with each Party’s representatives collectively having one (1) vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one representative appointed by each Party. In the event the JSC cannot reach agreement regarding any matter within the JSC’s authority as described in Section 4.1 (Joint Steering Committee) for a period of [**] (a “Deadlock”), then either Party may elect to submit such issue to the Parties’ Executive Officers, and if a Party makes an election to refer a matter to the Executive Officers, then the Executive Officers shall use good faith efforts to promptly resolve such matter, which good faith efforts shall include at least one (1) in-person, video or telephonic meeting between such Executive Officers within [**] after the submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter within [**] after its submission to them, then the Deadlock shall be resolved in accordance with the provisions of this Section 4.1(d) (Decision-Making):

(i)          Except for those Deadlocks [**] as set forth in Section 4.1(d)(ii) (Decision-Making), and subject to Section 4.1(g) (Limitations), [**] shall have the final decision-making authority with respect to (1) [**], (2) the [**], (3) [**], (4) [**], (5) [**], and (6) [**].

(ii)          [**] will have final decision-making authority over [**], and such matters must be decided by [**].

(iii)          Any Deadlock [**].

(e)         JSC Meetings. No later than [**] after the Effective Date, the JSC will hold a meeting to establish the JSC’s operating procedures, and the JSC shall meet at least [**] every [**] thereafter, unless the Parties mutually agree in writing to a different frequency. Additional meetings of the JSC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned), as required under this Agreement or to resolve any matter or dispute referred to the JSC in accordance with this Agreement. In the case of any matter or dispute referred to the JSC, such meeting shall be held within [**] following referral to the JSC. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend JSC meetings with prior notice and with respect to any consultants, prior consent, of the other Party; provided, however, that such attendees: (i) will not vote; (ii) will not be counted when determining whether a quorum exists at any such meeting; and (iii) will be bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 11 (Confidentiality; Publication). A JSC meeting may be held either in person or by audio, video or internet teleconference with the consent of each Party. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings.

(f)          Duration and Scope of JSC. The JSC shall continue to exist with respect to the IL-18 Molecules and IL-18 Products until the Development Program Transfer Date or the No-Transfer Date, as applicable, or, if Gilead provides written notice to CGEN before the Development Program Transfer Date or the No-Transfer Date, as applicable, requiring the JSC to continue to exist until completion of the Manufacturing Technology Transfer, then until the completion of the Manufacturing Technology Transfer. Notwithstanding the foregoing, the JSC shall be disbanded upon (i) the Parties mutually agreeing in writing to disband the JSC earlier, (ii) Gilead providing the written notice described in Section 18.3(b)(iii) (Assignment; Change of Control), or (iii) termination of this Agreement in accordance with the terms hereof.

(g)          Limitations. The JSC shall have no authority other than that expressly set forth in this Section 4.1 (Joint Steering Committee) and, specifically, shall have no authority (i) to amend or interpret this Agreement, (ii) to determine whether or not a breach of this Agreement has occurred, (iii) to make a determination as to whether a particular milestone or other criteria has been achieved or that any of the obligations under this Agreement have been fulfilled, (iv) to amend or add to a Party’s consent or approval rights, (v) to impose any requirements that a Party take or decline to take any action that would result in a violation of Applicable Laws and Regulations or any agreement with any Third Party that exists as of the Effective Date or is otherwise entered into after the Effective Date in accordance with this Agreement or the infringement of Intellectual Property Rights of any Third Party, (vi) to make a decision that is expressly stated to require the consent or approval of the other Party, (vii) to change a Party’s obligations (including payment obligations) or rights under this Agreement, (viii) [**]; or (ix) to amend the Development Plan in a manner that would cause the COM503 Study Budget to increase [**].

4.2.            Additional Subcommittees and Working Groups. The JSC may establish other subcommittees or working groups as needed to further the purposes of this Agreement, including any responsibilities assigned to the JSC under this Agreement; provided, however, that the JSC shall not delegate its dispute resolution authority. The purpose, scope and procedures of any such subcommittee or working group shall be mutually agreed in writing by the JSC. The Parties shall, within [**] after the Effective Date, establish a clinical subcommittee to review and discuss activities or matters related to the Development Program, including the Development Plan (“Clinical Subcommittee”). Neither the Clinical Subcommittee nor any other subcommittee or working group shall have any decision-making authority.

4.3.           Alliance Managers. Promptly following the Effective Date, each Party shall designate in writing an Alliance Manager to serve as the primary point of contact for the Parties regarding all activities contemplated under this Agreement. Each Alliance Manager shall, among other things: (a) facilitate communication and coordination of the Parties’ activities under this Agreement relating to the IL-18 Molecules and the IL-18 Products; (b) coordinate meetings between members of each Party’s Development Program teams; and (c) attempt to resolve conflicts with respect to the Development Program. The Alliance Managers shall be non-voting members of the JSC. The Alliance Managers shall be allowed to attend meetings of the JSC, as well as any subcommittee or working group established by the JSC of which the Alliance Manager is not a member. From time to time, each Party may substitute its Alliance Manager at any time upon written notice to the other Party.

5.            Gilead Development.

5.1.            IL-18 Molecules and IL-18 Products. Effective upon the first to occur of the Development Program Transfer Date and the No-Transfer Date, Gilead shall have the sole right and sole control, at its sole cost and expense, for the Development of the IL-18 Molecules and IL-18 Products. Gilead shall use Commercially Reasonable Efforts to Develop [**] IL-18 Product in the Field in [**]. Gilead will have no other diligence obligations with respect to the Development of any IL-18 Molecules or IL-18 Products other than as set forth in this Section 5.1 (IL-18 Molecules and IL-18 Products).

5.2.            Performance Standards. Gilead shall conduct all Development activities with respect to the IL-18 Molecules and IL-18 Products in compliance with all Applicable Laws and Regulations.

5.3.          Records. During the Term and for a period of [**] after expiration or termination of this Agreement or such shorter period permitted under Applicable Laws and Regulations, Gilead shall maintain complete, current and accurate records of all activities conducted by or on behalf of Gilead in the Development of the IL-18 Molecules and IL-18 Products. Such records shall fully and properly reflect all work performed and results achieved in the performance of such Development activities in good scientific manner appropriate for regulatory and patent purposes.

5.4.          Development Reporting. Beginning [**], as applicable and continuing every [**] thereafter [**], Gilead shall provide CGEN with a high-level written Development report (“Development Report”) in accordance with this Section 5.4 (Development Reporting). Each Development Report shall detail Gilead’s material efforts and progress with respect to the Development of IL-18 Molecules and IL-18 Products that occurred during the immediately preceding [**] period for the first such Development Report, and for each subsequent Development Report the activities that occurred since the prior Development Report was delivered. Each Development Report shall include a description of: (a) [**]; (b) [**]; (c) [**]; and (d) [**].

5.5.            Data Ownership. Gilead shall solely own all data or information generated by or on behalf of Gilead in the performance of any Development activities with respect to the IL-18 Molecules or IL-18 Products.

6.            Regulatory.

6.1.            IL-18 Molecules and IL-18 Products.

(a)          Development Term. During the Development Term and subject to Section 4.1(d) (Decision-Making), CGEN shall be solely responsible, at its sole cost and expense, for conducting all Regulatory Activities related to the IL-18 Molecules and IL-18 Products in the Field in the Territory, and shall own all Regulatory Submissions (including Regulatory Approvals) generated (or received) with respect to IL-18 Molecules or IL-18 Products. CGEN shall submit the final Clinical Study Report for the COM503 Phase 1 Trial in accordance with the COM503 Phase 1 Trial Protocol, including with respect to the date by which the final Clinical Study Report for the COM503 Phase 1 Trial is to be submitted to the applicable Regulatory Authorities. CGEN shall provide Gilead with a reasonable opportunity, at least [**] in advance of any relevant deadline, to review and comment on all Regulatory Submissions for IL-18 Molecules and IL-18 Products. Further, CGEN shall provide Gilead with a copy of all material communications from any Regulatory Authorities regarding such IL-18 Molecule or IL-18 Product, and provide any drafts of any such Regulatory Submissions to be made to such Regulatory Authorities reasonably in advance (to the extent possible) of submitting such Regulatory Submissions filings or responses. CGEN shall incorporate Gilead’s reasonable comments regarding such Regulatory Submissions and drafts in good faith. Gilead (or its designee) shall have a right to participate in all meetings and interactions with the Regulatory Authorities that solely relate to any IL-18 Molecule or IL-18 Product or any combination thereof, including with the Gilead-Provided PD-1/PD-L1, and CGEN shall provide Gilead with no less than [**] written notice in advance of scheduled meetings and interactions or provide Gilead with immediate written notice with respect to meetings and interactions scheduled less than [**] in advance. Gilead shall assist CGEN, as reasonably requested by CGEN, in connection with the preparation and filing of Regulatory Submissions related to the combination of the Gilead-Provided PD-1/PD-L1 with the IL-18 Product, including by providing CGEN with all necessary data or other information in Gilead’s Control related to the Gilead-Provided PD-1/PD-L1 if such Gilead-Provided PD-1/PD-L1 is owned or otherwise Controlled by Gilead. In the event of any Regulatory Authority inspection in connection with the Development Program, CGEN will notify Gilead of such inspection within [**] of becoming aware of such inspection. CGEN will provide Gilead with reasonable opportunity to review and comment on any correspondence to be submitted to the Regulatory Authority in connection with such inspection. Notwithstanding the foregoing, CGEN shall (i) promptly, but in any event within [**], inform Gilead of any action by, or notification it receives from, any Regulatory Authority that (1) raises any material concerns regarding the safety or efficacy of an IL-18 Product; (2) indicates or suggests a potential material liability of either Party to Third Parties in connection with an IL-18 Product; or (3) is reasonably likely to lead to a clinical hold with respect to an IL-18 Product; and (ii) (1) provide Gilead with any response or feedback from a Regulatory Authority in response to an IND filing for an IL-18 Product within [**] or receipt of such response or feedback, and (2) implement any reasonable feedback provided by Gilead in any CGEN response to any such Regulatory Authority unless CGEN is required under Applicable Law and Regulations to provide such a response prior to Gilead’s provision of such feedback. CGEN shall also promptly, but in any event within [**] after receipt of any correspondence from a Regulatory Authority regarding the matters referred to above, provide Gilead with a copy of such correspondence. Gilead shall have the right to provide to CGEN input with respect to any responses to be provided by or on behalf of CGEN in response to such matters, which CGEN shall consider in good faith.

(b)          After the Development Term. After the Development Term, Gilead shall have the sole right and sole control over, at its sole cost and expense, all Regulatory Activities related to the IL-18 Molecules and IL-18 Products (except for any Regulatory Activities relating to the CGEN Manufacturing Facilities, including any Regulatory Authority inspections with respect thereto (for which matters CGEN shall have responsibility for in accordance with the Clinical Supply Agreement)). CGEN will support Gilead as may be reasonably requested by Gilead from time to time in connection with Gilead’s preparation, submission to Regulatory Authorities and maintenance of Regulatory Submissions for IL-18 Products, including, upon Gilead’s reasonable request, attending meetings with Regulatory Authorities regarding any IL-18 Product. Gilead shall be solely responsible for all costs incurred by or on behalf Gilead in connection with the conduct of any Regulatory Activities conducted after the Development Term related to the IL-18 Molecules or IL-18 Products. Gilead shall reimburse CGEN for the conduct of any Regulatory Activities requested by Gilead after the Development Term as FTE Costs pursuant to Section 10.1 (Reimbursable Costs).

6.2.            Transfer of Regulatory Materials.

(a)           Regulatory Transfer. Within [**] after the Development Program Transfer Date or the No-Transfer Date, as applicable, CGEN will, or will cause its designee to, transfer and assign (and hereby does assign and transfer) to Gilead all rights, title and interests in and to all INDs and all other Regulatory Submissions for COM503 (the “Assigned Regulatory Materials”), including copies of all such Assigned Regulatory Materials in electronic format, to the extent the same are available in electronic format, and have not been previously made available to Gilead. Until the date that such transfer of the Assigned Regulatory Materials becomes effective, CGEN shall continue to conduct all matters applicable to the IND at Gilead’s direction, including interactions with the Regulatory Authorities in the Territory related thereto, and shall keep Gilead fully informed of all such matters and interactions relating to the IL-18 Molecules and IL-18 Products in the Field in the Territory of which it is aware, including providing Gilead with reasonable advance notice of, and the opportunity to participate as an observer in (to the extent permitted under Applicable Laws and Regulations), all scheduled meetings and teleconferences with Regulatory Authorities in the Territory pertaining to the IL-18 Molecules and IL-18 Products in the Field in the Territory.

(b)          Cooperation. Upon a Party’s written request, the other Party will execute and deliver, or will cause to be executed and delivered, to the requesting Party such endorsements, assignments, commitments, acknowledgements, letters and other documents as may be necessary (i) to assign, convey, transfer and deliver to Gilead all of CGEN’s or its applicable Affiliate’s or designee’s rights, title and interests in and to the applicable Assigned Regulatory Materials, or (ii) to notify each applicable Regulatory Authority or other governmental authority in the Territory of, or otherwise giving effect to, the transfer of ownership to Gilead of the Assigned Regulatory Materials in the Field in the Territory as provided in Section 6.2(a) (Regulatory Transfer).

(c)          Right of Reference or Use. CGEN hereby grants to Gilead a “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor regulation or analogous Applicable Laws and Regulations recognized outside of the United States), to all Regulatory Submissions (other than Assigned Regulatory Materials that have been assigned to Gilead) pertaining to the IL-18 Products in the Field submitted by or on behalf of CGEN or its Affiliates. Gilead and its Sublicensees may use such right of reference solely for the purpose of seeking, obtaining, supporting and maintaining Regulatory Approval and any Pricing and Reimbursement Approvals, as applicable, for any IL-18 Products in the Field in the Territory. CGEN will take such actions as may be reasonably requested by Gilead to give effect to the intent of this Section 6.2(c) (Right of Reference or Use), including, if requested by Gilead, (i) providing a signed statement that Gilead may rely on, and that the applicable Regulatory Authority may access, CGEN’s Regulatory Submissions in support of Gilead’s application for Regulatory Approval for any IL-18 Product, and (ii) providing Gilead with any underlying raw data or information submitted by CGEN to the Regulatory Authority with respect to any Regulatory Submissions Controlled by CGEN or any of its Affiliates that relates to any IL-18 Product.

(d)          Safety Reporting; Global Safety Database. During the Development Term, CGEN shall establish and maintain a drug safety database for COM503, and shall be responsible for monitoring and reviewing all information relevant to the safety of COM503 and the filing of all required safety reports and serious or other adverse event information to all Regulatory Authorities in connection therewith (collectively, “Safety/AE Matters”) as required under Applicable Laws and Regulations. CGEN will complete the transfer to Gilead of such drug safety database for COM503 promptly following the Development Program Transfer Date or the No-Transfer Date, as applicable and, following such transfer, Gilead will have the sole right and responsibility for holding and maintaining such drug safety database. Promptly upon Gilead’s request or sooner if required by Applicable Laws and Regulations, the Parties shall in good faith negotiate and enter into a pharmacovigilance agreement governing Safety/AE Matters.

6.3.           Conflict. If the Parties rights and obligations in this Article 6 (Regulatory) conflict with the Parties rights and obligations with respect to Development or Commercialization activities under this Agreement, then this Article 6 (Regulatory) will control solely with respect to any such conflict.

7.            Commercialization.

7.1.           Responsibility; Diligence. Gilead shall have the sole right and sole control, at its sole cost and expense, for the Commercialization of the IL-18 Molecules and IL-18 Products. Gilead shall use Commercially Reasonable Efforts to Commercialize [**] IL-18 Product in the Field in [**] where [**]. Gilead will have no other diligence obligations with respect to the Commercialization of any IL-18 Products other than as set forth in this Section 7.1 (Responsibility; Diligence).

8.            Manufacture and Supply.

8.1.            COM503.

(a)          Clinical Supply.

(i)          During Development Term. During the Development Term, CGEN is responsible, at its sole cost and expense (subject to Section 10.1(e) (Early Development Program Transfer Costs)), for the Manufacture, either by itself or through its Permitted Subcontractors, of, and shall provide, all amounts of IL-18 Product necessary to undertake the Development activities conducted by or on behalf of the Parties under the Development Plan (including, for clarity, the COM503 Phase 1 Trial), including [**]. If [**], CGEN shall, at its sole cost and expense (subject to Section 10.1(e) (Early Development Program Transfer Costs)), [**] (the “[**]”). Upon Gilead’s reasonable written request during the Development Term, subject to the terms of the CGEN CMO Manufacturing Agreement(s) existing as of the Effective Date, CGEN shall use Commercially Reasonable Efforts to Manufacture, either by itself or through its Permitted Subcontractors, one or more additional batches of COM503 as necessary to meet Gilead’s forecasted demand for COM503, during the Clinical Supply Term (“Clinical Supply Batches”), and Gilead shall compensate CGEN for such Clinical Supply Batches (for clarity, but neither the [**] nor [**], subject to Section 10.1(e) (Early Development Program Transfer Costs)) at a price equal to the COM503 Transfer Price within [**] after receipt from CGEN of an invoice therefor, which CGEN may issue on a quarterly basis.

(ii)          During the Clinical Supply Term. Commencing on the Development Program Transfer Date or the No-Transfer Date, as applicable and continuing for [**] thereafter or such other period mutually agreed upon by the Parties in writing (the “Clinical Supply Term”), CGEN shall exercise its rights under the CGEN CMO Manufacturing Agreement(s) existing as of the Effective Date to supply Gilead with Clinical Supply Batches of COM503 pursuant to the terms of the Clinical Supply Agreement. Gilead shall compensate CGEN for such Clinical Supply Batches of COM503 pursuant to Section 10.2 (Manufacturing Costs).

(iii)         After the Clinical Supply Term. Following the expiration of the Clinical Supply Term, Gilead shall have the sole right and control over the Manufacture, either by itself or through one or more Third Parties, of any IL-18 Products for Development activities conducted by or on behalf of Gilead in the Field in the Territory.

(iv)          Clinical Supply Agreement. At Gilead’s written request, the Parties shall initiate negotiations for a clinical supply agreement (the “Clinical Supply Agreement”) that will set forth customary terms and conditions (subject to Section 8.1(a)(ii)) for CGEN’s provision of COM503 to Gilead during the Clinical Supply Term, including with respect to ordering, lead times and nonconforming product, provided that under the Clinical Supply Agreement, CGEN shall provide Clinical Supply Batches of COM503 at the COM503 Transfer Price.

(v)          Packaging and Labelling. For clarity, during the Clinical Supply Term and for the remainder of the Term after expiration of the Clinical Supply Term, Gilead will have the sole right and control over the Packaging and Labeling, either by itself or through one or more Third Parties, of COM503 for Gilead’s use in Clinical Trials in the Field in the Territory.

(vi)        Liability for Clinical Supply Batches. CGEN shall not be liable to Gilead for the failure to supply of any Permitted Subcontractors engaged by CGEN to Manufacture Clinical Supply Batches hereunder to a greater extent than such Permitted Subcontractors’ liability is to CGEN under the applicable CGEN Development and Manufacturing Agreement, except to the extent CGEN’s actions or omissions caused any failure of such Permitted Subcontractor to perform its obligations. Notwithstanding Section 10.1(a) (Manufacturing Technology Transfer) and Section 10.2 (Manufacturing Costs), if CGEN is required to pay a Permitted Subcontractor any amount due to a written request by Gilead to delay, cancel, rush, or otherwise change any scheduled Manufacture of any Clinical Supply Batches, Gilead shall reimburse CGEN for such amount, regardless of whether CGEN has met the initial Out-Of-Pocket Costs threshold described in Section 10.1(a) (Manufacturing Technology Transfer).

(b)          Commercial Supply. Gilead shall have the sole right and control over the Manufacture, either by itself or through one or more Third Parties, of any COM503 for Commercialization activities conducted by or on behalf of Gilead in the Field in the Territory.

8.2.          Observation by Gilead. CGEN uses a CMO for the Manufacture of COM503 engaged under the CGEN CMO Manufacturing Agreement(s). After the Development Program Transfer Date or the No-Transfer Date, as applicable, CGEN will use Commercially Reasonable Efforts, including entering into a three-party confidentiality agreement with Gilead and such CMO (if necessary), to enable Gilead the opportunity to have at least two (2) representatives to observe the Manufacturing Processes for COM503 being conducted by such CMO (including reviewing assays, batch records, and release processes and procedures) for the purpose of enabling Gilead (or a CMO designated by Gilead) to Manufacture COM503 pursuant to Section 8.3 (Manufacturing Technology Transfer).

8.3.           Manufacturing Technology Transfer. Within [**] after the Effective Date, CGEN and Gilead will start working together to commence the transfer to Gilead (or its designee) all IL-18 Know-How that is necessary or reasonably useful to enable the Manufacture of COM503, [**], and [**] (including [**]) (a “Manufacturing Technology Transfer”). The Manufacturing Technology Transfer shall be subject to a written plan developed and approved by the Parties through the JSC in good faith with respect to the Manufacturing Technology Transfer (the “Manufacturing Transition Plan”). The Parties shall perform each activity allocated to such Party under the Manufacturing Transition Plan and shall use Commercially Reasonable Efforts to implement each Manufacturing Technology Transfer to Gilead or its designee in accordance with the applicable Manufacturing Transition Plan. Gilead shall reimburse CGEN for the conduct of any Manufacturing Technology Transfer pursuant to Section 10.1 (Reimbursable Costs).

8.4.           Exercise of Rights under CGEN CMO Manufacturing Agreement. CGEN shall fulfill all of CGEN’s obligations under, and shall exercise all of CGEN’s rights under, the CGEN CMO Manufacturing Agreement(s), in each case, in order to fulfill CGEN’s obligations under this Article 8 (Manufacture and Supply). To the extent CGEN does not have rights under the CGEN CMO Manufacturing Agreement(s) that exist as of the Effective Date that permit CGEN to fulfill such obligations, CGEN shall use Commercially Reasonable Efforts to amend such CGEN CMO Manufacturing Agreement(s) in a manner to permit CGEN to fulfill such obligations.

9.            Payments.

9.1.          Upfront Payment. In partial consideration of the rights granted by CGEN to Gilead hereunder within [**] after the Effective Date, Gilead shall pay to CGEN sixty million US Dollars (US$60,000,000), which shall be non-creditable and non-refundable against any other payments due under this Agreement.

9.2.           Research Milestone Payment. Subject to the terms and conditions of this Agreement, Gilead shall pay to CGEN the one-time, non-creditable, non-refundable milestone payment set forth in the table below in this Section 9.2 (Research Milestone Payment) after the first achievement of the applicable milestone event by a Financial Product, whether such achievement is by or on behalf of CGEN or its Affiliate (such event, the “Research Milestone Event” and such payment, the “Research Milestone Payment”). For clarity, the Research Milestone Payment shall be payable only once, regardless of the number of times the corresponding Research Milestone Event is achieved. CGEN will promptly notify Gilead upon the achievement of the Research Milestone Event and provide an invoice to Gilead for the Research Milestone Payment, and Gilead will pay the Research Milestone Payment within [**] following receipt of such invoice from CGEN.

Research Milestone
Number	Research Milestone Event	Research Milestone Payment
1	IND Clearance for the COM503 Financial Product	US$30,000,000

9.3.            Development Milestone Payments. Subject to the terms and conditions of this Agreement (including Section 9.6 (Additional Milestone Payment Terms)), Gilead shall pay to CGEN the one-time, non-creditable, non-refundable milestone payments set forth in the table below in this Section 9.3 (Development Milestone Payments) after the first achievement of the applicable milestone events by the COM503 Financial Product and the Second Financial Product, as applicable, whether such achievement is by or on behalf of Gilead, its Affiliate or any Sublicensee of Gilead (each event, a “Development Milestone Event” and each payment, a “Development Milestone Payment”). Each of the Development Milestone Payments shall be payable only once with respect to each applicable Financial Product for each applicable Indication. Gilead will notify CGEN within [**] after the achievement by Gilead, its Affiliates, or its or their Sublicensees of each Development Milestone Event and will pay the corresponding Development Milestone Payment within [**] following receipt of an invoice from CGEN for such Development Milestone Payment. If Gilead or its Affiliates or Sublicensees achieve all of the Development Milestone Events with respect to all applicable Financial Products and all applicable Indications, then the Development Milestone Payments payable by Gilead under this Section 9.3 (Development Milestone Payments) will not exceed (i) [**] with respect to the COM503 Financial Product, and (ii) [**] with respect to the Second Financial Product. Notwithstanding anything to the contrary in this Agreement, Gilead shall have no obligation to pay Development Milestone Payment #1 of [**] for the [**] if [**].

Development Milestones
Number	Development Milestone Events	Development Milestone Payments
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]
6	[**]	[**]
7	[**]	[**]
8	[**]	[**]
9	[**]	[**]

9.4.            Regulatory Milestone Payments. Subject to the terms and conditions of this Agreement (including Section 9.6 (Additional Milestone Payment Terms)), Gilead shall pay to CGEN the one-time, non-creditable, non-refundable milestone payments set forth in the table below in this Section 9.4 (Regulatory Milestone Payments) after the first achievement of the applicable milestone events by the COM503 Financial Product and the Second Financial Product, as applicable, whether such achievement is by or on behalf of Gilead, its Affiliate or any Sublicensee of Gilead (each event, a “Regulatory Milestone Event” and each payment, a “Regulatory Milestone Payment”); provided, that if the Financial Product that achieves such Regulatory Milestone Event is [**], then the corresponding Regulatory Milestone Payment shall be reduced by [**]. Each of the Regulatory Milestone Payments shall be payable only once with respect to each applicable Financial Product for each applicable Indication. Gilead will notify CGEN within [**] after the achievement by Gilead, its Affiliates, or its or their Sublicensees of each Regulatory Milestone Event and will pay the corresponding Regulatory Milestone Payment within [**] following receipt of an invoice from CGEN for such Regulatory Milestone Payment. If Gilead or its Affiliates or Sublicensees achieve all of the Regulatory Milestone Events with respect to all applicable Financial Products and all applicable Indications, then the Regulatory Milestone Payments payable by Gilead under this Section 9.4 (Regulatory Milestone Payments) will not exceed (i) [**] with respect to the COM503 Financial Product, and (ii) [**] with respect to the Second Financial Product.

Regulatory Milestones
Number	Regulatory Milestone Events	Regulatory Milestone Payments
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]
6	[**]	[**]
7	[**]	[**]
8	[**]	[**]
9	[**]	[**]
10	[**]	[**]
11	[**]	[**]
12	[**]	[**]

9.5.           Commercial Milestone Payments. Subject to the terms and conditions of this Agreement, Gilead shall pay to CGEN the one-time, non-creditable, non-refundable milestone payments set forth in the table below in this Section 9.5 (Commercial Milestone Payments) within [**] after the end of the Calendar Quarter after the first achievement of the applicable sales milestone event (each event, a “Commercial Milestone Event” and each payment, a “Commercial Milestone Payment”). For clarity: (a) if multiple Commercial Milestone Events are achieved in the same Calendar Year, then the Commercial Milestone Payments for all such Commercial Milestone Events shall be payable with respect to such Calendar Year; and (b) each of the Commercial Milestone Payments applicable to the COM503 Financial Product shall be payable only once with respect to the COM503 Financial Product, and each of the Commercial Milestone Payments applicable to the Second Financial Product shall be payable only once with respect to the Second Financial Product. If Gilead or its Affiliates or Sublicensees achieve all of the Commercial Milestone Events with respect to all applicable Financial Products, then the Commercial Milestone Payments payable by Gilead under this Section 9.5 (Commercial Milestone Payments) will not exceed (i) [**] with respect to the COM503 Financial Product, and (ii) [**] with respect to the Second Financial Product.

Commercial Milestones
Number	Commercial Milestone Events	Commercial Milestone Payments
1	Annual Net Sales for the COM503 Financial Product first exceed [**]	[**]
2	Annual Net Sales for the COM503 Financial Product first exceed [**]	[**]
3	Annual Net Sales for the COM503 Financial Product first exceed [**]	[**]
4	Annual Net Sales for the Second Financial Product first exceed [**]	[**]
5	Annual Net Sales for the Second Financial Product first exceed [**]	[**]
6	Annual Net Sales for the Second Financial Product first exceed [**]	[**]

9.6.            Additional Milestone Payment Terms.

(a)           As used in Section 9.3 (Development Milestone Payments) or Section 9.4 (Regulatory Milestone Payments) above, (i) “[*]” means, [**], and (ii) “[**]” means, [**].

(b)         If, upon the achievement of a Development Milestone Event described in Section 9.3 (Development Milestone Payments) for a given Financial Product [**], the achievement of an earlier Development Milestone Event described in Section 9.3 (Development Milestone Payments) other than Development Milestone Event #1 ([**]) for the corresponding Financial Product [**] has not occurred, such unachieved Development Milestone Event shall be deemed achieved upon achievement of the later Development Milestone Event for such Financial Product [**]. For illustration purposes only, if, upon achievement of Development Milestone Event number 4, Development Milestone Event number 2 (with respect to [**]) has not occurred, such Development Milestone Event number 2 shall be deemed achieved upon achievement of such Development Milestone Event number 4.

(c)          If, upon the achievement of any Regulatory Milestone Event described in Section 9.4 (Regulatory Milestone Payments) for a given Financial Product [**], the achievement of the Development Milestone Event described in Section 9.3 (Development Milestone Payments) with respect to  [**] has not occurred, such unachieved Development Milestone Event shall be deemed achieved upon achievement of such Regulatory Milestone Event. For illustration purposes only, if, upon achievement of Regulatory Milestone Event number 1, number 3 or number 5 (with respect to [**]), Development Milestone Event number 4 (with respect to [**]) has not occurred, such Development Milestone Event shall be deemed achieved upon achievement of such Regulatory Milestone Event.

9.7.            Royalties on Net Sales.

(a)          Royalty Rate. Subject to the terms and conditions of this Section 9.7 (Royalties on Net Sales), Gilead shall pay to CGEN, on a Financial Product-by-Financial Product basis, and on a country-by-country basis in the Territory, royalties on Annual Net Sales for each such Financial Product for each Calendar Year during the applicable Royalty Term calculated at the applicable royalty rates set forth below:

Royalties
Portion of the Annual Net Sales for the Applicable Financial Product	Royalty Rate
On the portion of Annual Net Sales for the applicable Financial Product up to (including) [**]	[**]
On the portion of Annual Net Sales for the applicable Financial Product greater than [**] and up to (including) [**]	[**]
On the portion of Annual Net Sales for the applicable Financial Product greater than [**]	[**]

(b)          Expiration of the Royalty Term. Upon expiration of the Royalty Term for a given Financial Product in a given country (i) no further royalties will be payable in respect of sales of such Financial Product in such country and no further Net Sales in such country will accrue toward the achievement of the Commercial Milestone Events by Gilead, and (ii) the IL-18 License with respect to the Exploitation of such Financial Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty free. For clarity, only a single royalty will be payable as a result of one or more Valid Claims claiming a Financial Product during the Royalty Term.

(c)           Royalty Reductions.

(i)           Lack of Valid Claims. On a Financial Product-by-Financial Product and country-by-country basis, if the Financial Product is not Covered by a Financial Patent in a given country, then the royalties payable with respect to such IL-18 Product in such country pursuant to Section 9.7(a) (Royalty Rate) will be reduced by [**].

(ii)          Biosimilar Product Market Effect. On a country-by-country and Financial Product-by-Financial Product basis following the first Calendar Quarter in which a first commercial sale of one or more Biosimilar Products with respect to a Financial Product occurs in a country during the Royalty Term (such first Calendar Quarter, the “Biosimilar Launch Quarter”), the royalty amounts payable with respect to Annual Net Sales of such Financial Product shall be reduced by [**]. If the Net Sales of such Financial Product in any subsequent Calendar Quarter decline by [**] or more relative to the average Net Sales of such Financial Product occurring during the four consecutive Calendar Quarters immediately preceding the Biosimilar Launch Quarter (“Percentage Decline”), then, starting from such Calendar Quarter, the royalty amounts payable with respect to Annual Net Sales of such Financial Products shall be reduced by [**], unless and until the Net Sales of such Financial Product increase above such Percentage Decline.

(iii)         Drug Pricing Programs. If a Financial Product is selected by the Centers for Medicare and Medicaid Services for inclusion in the Medicare Maximum Fair Price Program pursuant to 42 U.S.C. §1320f et seq. and any implementing regulations or guidance promulgated thereunder (“IRA”) or similar drug pricing programs wherein Regulatory Authorities establish prescription drug prices, then the royalties payable by Gilead to CGEN pursuant to Section 9.7(a) (Royalty Rate) shall be reduced, on a Financial Product-by-Financial Product basis, by [**]. For purposes of this Section 9.7(c)(iii), “[**]” of a Financial Product is [**].

(iv)         Third Party IP Payments. Gilead and its Sublicensees shall have the right to deduct from any royalties payable by Gilead to CGEN with respect to Net Sales of a Financial Product pursuant to Section 9.7(a) (Royalty Rate) up to [**] of any royalties paid by Gilead or its Affiliates to a Third Party in consideration for a license or other right to practice such Third Party’s Patents or other Intellectual Property Rights, that, in Gilead’s reasonable judgment is necessary or useful for the Exploitation of the IL-18 Molecule in such Financial Product (such amounts paid by Gilead or its Affiliates to a Third Party, “Third Party IP Payments”). For clarity, if any Third Party IP Payments are payable partially on the basis of a Financial Product hereunder and partially on the basis of one or more other products owned or controlled by Gilead, then the amount of offset under this Section 9.7(c)(iv) (Third Party IP Payments) shall be limited to a reasonable allocation of Third Party IP Payments attributable to Net Sales of Financial Products.

(d)          Royalty Floor. In no event shall the royalty reductions available to Gilead under Section 9.7(c) (Royalty Reduction), collectively or individually, reduce the royalties payable to CGEN for a given Calendar Quarter to less than [**] of the amount otherwise payable under Section 9.7 (Royalties on Net Sales) with respect to an applicable Financial Product. Gilead may carry forward any such reductions permitted under Section 9.7(c) (Royalty Reduction) that are incurred or accrued in a Calendar Quarter but are not applied against payments due to CGEN in such Calendar Quarter as a result of the foregoing floor and apply such amounts against payments due to CGEN in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 9.7(d) (Royalty Floor)) until the amount of such reduction has been fully applied against payments due to CGEN.

(e)          [**]. If any Third Party obtains a [**] in any country and the granted [**], then CGEN shall receive [**] of the [**] pursuant to such [**]. For clarity, Net Sales made by or on behalf of Gilead, its Affiliates, and any Sublicensees other than the [**] shall continue to bear royalties at the rates set forth in Section 9.7(a) (Royalty Rate), subject to any eligible reductions in Section 9.7(c) (Royalty Reductions).

9.8.            CGEN Third Party Payments.

(a)          Subject to 9.8(b) (CGEN Third Party Payments), CGEN shall be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between CGEN (or any of its Affiliates) and any Third Party, including under any Upstream License Agreement.

(b)          On a Financial Product-by-Financial Product basis (as determined in accordance with Section 10.5 (Distinguishing Financial Products)), Gilead shall reimburse CGEN for any [**] that are incurred and paid by CGEN as a result of the Exploitation of any [**] under this Agreement.

10.          Payments; Reports; Records; Audits.

10.1.          Reimbursable Costs. Within [**] after the end of each Calendar Quarter during the Term, CGEN shall submit an invoice to Gilead detailing the FTE Costs and Out-of-Pocket Costs incurred by CGEN during such Calendar Quarter that are reimbursable under this Agreement and as further set forth in the remainder of this Section 10.1 (Reimbursable Costs). Gilead shall pay CGEN within [**] following receipt of the applicable invoice.

(a)          Manufacturing Technology Transfer. CGEN is responsible for the first one [**] FTE hours in FTE Costs incurred by CGEN in performing the Manufacturing Technology Transfer. Thereafter Gilead shall reimburse CGEN for all additional FTE Costs incurred by CGEN to conduct the Manufacturing Technology Transfer. CGEN is responsible for the first [**] in Out-of-Pocket Costs incurred by or on behalf of CGEN in performing the Manufacturing Technology Transfer. Thereafter, Gilead shall reimburse CGEN for all additional Out-of-Pocket Costs incurred by CGEN to conduct the Manufacturing Technology Transfer.

(b)          Technology Transfer. CGEN is responsible for the first [**] FTE hours in FTE Costs incurred by CGEN in performing its obligations under Section 3.5 (Technology Transfer). Thereafter Gilead shall reimburse CGEN for all additional FTE Costs incurred by CGEN to perform such obligations. CGEN is responsible for the first [**] in Out-of-Pocket Costs incurred by or on behalf of CGEN in performing its obligations under Section 3.5 (Technology Transfer). Thereafter, Gilead shall reimburse CGEN for all additional Out-of-Pocket Costs incurred by CGEN to perform such obligations.

(c)          All Other FTE Costs. CGEN is responsible for the first [**] FTE hours in FTE Costs incurred by CGEN in performing the its obligations under all of (i) Section 2.8(b) (IL-18 Data Package) (for clarity, excluding work in connection with a Deficiency Notice), (ii) Section 2.8(e) (CGEN Support), (iii) Section 2.8(f)(ii) (Assignment or Assistance), (iv) Section 2.8(f)(iii) (Coordination and Costs), and (v) Section 6.1(b) (After the Development Term) (in the aggregate, “All Other FTE Cost Obligations”). After CGEN has performed [**] FTE hours cumulatively for All Other FTE Cost Obligations, Gilead shall reimburse CGEN for all additional FTE Costs incurred by CGEN to conduct All Other FTE Cost Obligations.

(d)          All Other Out-of-Pocket Costs. CGEN is responsible for the first [**] in Out-of-Pocket Costs incurred by or on behalf of CGEN in performing All Other FTE Cost Obligations. Thereafter, Gilead shall reimburse CGEN for all additional Out-of-Pocket Costs incurred by CGEN to conduct All Other FTE Cost Obligations.

(e)          Early Development Program Transfer Costs. In the event that Gilead provides CGEN with a Development Program Transfer Notice pursuant to Section 2.8(c)(i) (Early Transfer), Gilead shall (1) pay CGEN [**] of the COM503 Transfer Price for [**]; and (2) pay or reimburse, as applicable, CGEN for (A) any reasonable and documented non-cancellable costs and obligations incurred by CGEN to any of its Permitted Subcontractors in connection with CGEN’s responsibilities pursuant to the Development Program other than for the supply of COM503 hereunder; and (B) any non-cancellable Out-of-Pocket Costs incurred by CGEN in connection with the Development Plan, up to a maximum of [**].

10.2.          Manufacturing Costs. If any COM503 is supplied to Gilead by CGEN prior to execution of the Clinical Supply Agreement, as further described in Section 8.1(a) (Clinical Supply) (during the Clinical Supply Term), then CGEN will invoice Gilead for such COM503 at the COM503 Transfer Price and Gilead will pay CGEN the full undisputed amount of each such invoice within [**] after its receipt.

10.3.           [**]. If any [**] incurred by CGEN are reimbursable by Gilead pursuant to Section 9.8(b) (CGEN Third Party Payments), then CGEN will invoice Gilead for such [**] and Gilead will pay CGEN the full undisputed amount of each such invoice [**] after its receipt.

10.4.          Royalty Payments.

(a)          During the Term, for each Calendar Quarter following the First Commercial Sale of an IL-18 Product in the Territory, Gilead shall furnish to CGEN:

(i)          a quarterly written report for the Calendar Quarter showing, on a country-by-country and Financial Product-by-Financial Product basis, (1) the gross sales of all Financial Products subject to royalty payments sold by Gilead and its Related Parties in the Territory during the reporting period, (2) a calculation of Net Sales showing the deductions provided for in the definition of “Net Sales”, (3) a calculation of the royalties payable under this Agreement; and (4) solely for the purposes of permitting CGEN to comply with its obligations under the [**], a calculation of net sales showing the deductions permitted under the [**], which are set forth on Schedule 10.4(a)(i), solely to the extent that such calculation can be performed by Gilead under its standard internal processes for calculating net sales, or, if Gilead cannot perform such calculation under its standard internal processes, then Gilead shall use Commercially Reasonable Efforts to provide CGEN with the information identified by CGEN as necessary for CGEN to make such calculation (at CGEN’s request and expense); and

(ii)          a quarterly written report for the Calendar Quarter showing, on a country-by-country basis, Gilead’s royalties payable to Third Parties on Net Sales made during such Calendar Quarter and any royalty adjustments taken by Gilead pursuant to Section 9.7(c) (Royalty Reduction), with such detail as shall reasonably allow CGEN to determine the basis for such quarterly costs.

(b)          Reports under this Section 10.4 (Royalty Payments) shall be due within [**] following [**].

(c)          Royalties shown to have accrued by each report shall, unless otherwise specified under this Agreement, be due and payable [**] after the date such report is due.

10.5.        Distinguishing Financial Products. A Financial Product shall be distinct from another Financial Product for purposes of Milestone Payments, royalties, and [**] if a separate and distinct IND application or BLA or NDA, or their non-US equivalents, is required by a Regulatory Authority to be filed for each such Financial Product to clinically Develop in humans and obtain approval to Commercialize each such Financial Product.

10.6.         Payment Exchange Rate. All payments to be made by Gilead to CGEN under this Agreement shall be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated in writing by CGEN, unless otherwise specified in writing by CGEN. With respect to sales of a Financial Product that are invoiced in a currency other than US Dollars, such amounts and amounts payable will be converted to US Dollars using the exchange rate mechanism generally applied by Gilead or its Affiliates in preparing its financial statements for the applicable Calendar Quarter in which the applicable sales were made.

10.7.          Taxes.

(a)          Each Party shall be solely responsible for the payment of all taxes, fees, duties, levies or similar amounts imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. The amounts payable by one Party to the other Party pursuant to this Agreement shall not be reduced on account of any taxes unless required by Applicable Laws and Regulations. To the extent that a Party is required by Applicable Laws and Regulations to deduct and withhold taxes on any payment to the other Party, such party shall pay the amounts of such taxes to the proper governmental authority in a timely manner, shall provide the other Party the proper certificates of withholding, and in such case, such Party’s remittance of such withheld taxes, together with payment to the other Party of the remaining payment, will constitute such Party’s full satisfaction of payments due under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to mitigate tax withholding (including a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax under any applicable tax treaty) or similar obligations in respect of the payments made under this Agreement, as permitted by Applicable Laws and Regulations. If a Party (in this Section 10.7(a), the “Paying Party”) withholds any taxes from payments while the other Party (in this Section 10.7(a), the “Payee Party”) is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, the Paying Party shall cooperate with the Payee Party with respect to any documentation or information required by the appropriate governmental authority or reasonably requested by the Payee Party to secure a reduction of the rate of, or the elimination of, the applicable taxes withheld. Further, if the Paying Party withholds any taxes from payments while the Payee Party wishes to protest the applicability of such withholding taxes to such payments, then: (1) the Payee Party may unilaterally approach the tax authorities in order to mitigate tax withholding as aforesaid after providing the Paying Party with prior written notice thereof; and (2) the Paying Party shall cooperate and use reasonable efforts to assist the Payee Party to recover (whether by refund or credit) such withheld taxes, including by providing any documentation or information required by the appropriate governmental authority or reasonably requested by the Payee Party to obtain such recovery. Any withholding taxes recovered will be for the sole benefit of the Payee Party. Notwithstanding anything to the contrary herein, either Party shall be entitled to present this Agreement to the tax authorities in connection with the efforts to mitigate tax withholding, and such disclosure shall not be deemed breach of such Party’s confidentiality obligations pursuant to this Agreement. Each Party shall provide reasonable notice to the other Party prior to withholding any amount from such payments to allow the other Party to claim a reduction of otherwise applicable withholding taxes. Notwithstanding the foregoing, if Gilead assigns its rights and obligations hereunder to an Affiliate or Third Party in compliance with Section 18.3(a) (Assignment; Change of Control) and if such Affiliate or Third Party shall be required by Applicable Laws and Regulations to withhold any additional taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement shall be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings, CGEN receives an amount equal to the sum it would have received had no such assignment been made.

(b)          All payments under this Agreement are stated exclusive of indirect taxes (VAT, GST, sales tax and similar, collectively referred to as “VAT”) and statutory VAT is to be added, if applicable. The invoicing party is obliged to issue an invoice for all payable amounts under this Agreement in accordance with applicable VAT law. The invoicing party shall comply with any additional reasonable requests of invoiced party in relation to such invoices. Invoiced Party shall pay such VAT following the receipt of a VAT invoice. The Parties shall cooperate in any way reasonably requested, to obtain available reductions, credits or refunds of any VAT amount under this Agreement, if applicable.

10.8.          Records.

(a)          Gilead Financial Records. During the Term and for a period of [**] after expiration or termination of this Agreement, or such longer period as required by Applicable Laws and Regulations, Gilead shall, and shall cause its Related Parties to, keep complete and accurate records in reasonable detail to allow CGEN to determine the basis for any amounts payable to CGEN under this Article 10 (Payments; Reports; Records; Audits).

(b)          CGEN Financial Records. During the Term and for a period of [**] after expiration or termination of this Agreement, or such longer period as required by Applicable Laws and Regulations, CGEN shall, and shall cause its Affiliates to, keep complete and accurate records in sufficient detail to allow Gilead to determine the basis for the amounts payable to CGEN under this Agreement, including (i) Section 10.1 (Reimbursable Costs), (ii) Section 10.2 (Manufacturing Costs), including for the Manufacture of COM503 during the Clinical Supply Term, (iii) Section 10.3 ([**]), (iv) the Clinical Supply Agreement, or (v) Section 2.8(f)(iii) (Coordination and Costs).

10.9.          Audit Rights. Upon the written request of a Party (“Requesting Party”) with reasonable advance notice and not more than [**] in each [**]  (except for cause), the other Party (“Audited Party”) shall permit an Approved Auditor, at the Requesting Party’s own expense, to have access during normal business hours to such of the records as may be reasonably necessary to verify the relevant records required to be maintained by the Audited Party pursuant to Section 10.8 (Records) or that the correct amounts were paid by or to the Requesting Party under this Agreement as a result during any Calendar Year ending not more than [**] prior to the date of such request; provided, that records for a particular period may only be audited [**]. The Approved Auditor shall disclose to the Requesting Party only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Requesting Party in connection with this audit right. This right to audit shall remain in effect during the Term and for a period of [**] after expiration or termination of this Agreement. If such Approved Auditor identifies a discrepancy with respect to amounts owed by the Audited Party to the Requesting Party under this Agreement, the Audited Party shall pay the Requesting Party the amount of such discrepancy within [**] after the date Requesting Party delivers to the Audited Party such Approved Auditor written report so concluding, or as otherwise agreed upon by the Parties in writing. The fees charged by such Approved Auditor shall be paid by Requesting Party unless the underpayment by the Audited Party exceeded [**] of the amount owed for such Calendar Year, in which case the Audited Party shall pay to Requesting Party the reasonable fees charged by such Approved Auditor.

10.10.       Confidentiality. Each Party shall treat all information of the other Party subject to review under this Article 10 (Payments; Reports; Records; Audits) in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its Approved Auditor to enter into an acceptable confidentiality agreement with the Audited Party and any applicable Related Parties, obligating it or them to retain all such information in confidence pursuant to such confidentiality agreement.

11.          Confidentiality; Publication.

11.1.          Nondisclosure Obligation.

(a)          Definition and Restrictions. All Confidential Information disclosed by or on behalf of one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) at any time, including before the Effective Date (to the extent related to the subject matter of this Agreement, including pursuant to the Existing CDA), shall: (1) be maintained in confidence by the Receiving Party, using no less than the efforts that Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value, but in any case no less than reasonable care, and (2) not be disclosed by the Receiving Party to any Third Party or used by the Receiving Party for any purpose except as set forth herein or in connection with the exercise of such Party’s rights and performance of its obligations under this Agreement without the prior written consent of the Disclosing Party, in each case ((1) and (2)), during the Term and for a period of [**] thereafter. In addition, CGEN will keep confidential, and will cause its Affiliates and its and their employees, consultants, licensees, Permitted Subcontractors, and professional advisors to keep confidential under customary obligations of confidentiality consistent with standards in the industry, the Know-How comprising IL-18 IP and Jointly Owned Foreground IP, in each case to the extent specifically related to the IL-18 Molecules or IL-18 Products on confidentiality terms at least as protective as the confidentiality provisions of this Agreement. The following shall not be Confidential Information for purposes of this Agreement:

(i)          information that is known by the Receiving Party at the time of its receipt without any obligation to keep it confidential or restriction on its use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

(ii)          information that is or becomes part of the public domain through no wrongful act or breach of this Agreement on the part of the Receiving Party;

(iii)          information that is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality or any restriction on use with respect to such information; and

(iv)          information that is developed by the Receiving Party without any reference to, reliance upon or use of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s written records.

(b)          Combinations. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in Section 11.1(a) (Definition and Restrictions) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

(c)          Permitted Disclosures. Notwithstanding the restrictions set forth in Section 11.1(a) (Definition and Restrictions), the Receiving Party may disclose Confidential Information of the other Party (including the existence and terms of this Agreement):

(i)           to any Governmental Entity in order to obtain Patents or to gain or maintain approval to conduct Clinical Trials or to market IL-18 Products; provided, that such disclosure is only to the extent reasonably necessary to obtain such Patents or authorizations and reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available. For any such disclosure that may be subject to a public disclosure law or regulation, such as the Freedom of Information Act (FOIA) or EU Clinical Trial Regulation, Gilead shall have the obligations as the publishing Party and CGEN shall have the rights as the reviewing Party according to the procedure set forth under Section 11.2 (Publication) for review of such disclosure; or

(ii)          subject to Section 11.1(d) (Securities Filings; Disclosures under Applicable Law), to the extent required in the reasonable opinion of such Party’s legal counsel, in connection with complying with Applicable Laws and Regulations (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any other national securities exchange in any jurisdiction in the Territory (each, a “Securities Regulator”));

(iii)          to the extent the Receiving Party deems such disclosure necessary to be disclosed (1) to its Related Parties, or its or their respective employees, agents, representatives, consultants and Permitted Subcontractors (“Representatives”) on a need-to-know basis for the Development, Manufacture or Commercialization of IL-18 Molecules and IL-18 Products, (2) its attorneys, accountants and advisors, (3) in connection with a prospective or actual licensing transaction or other business agreement or contractual obligation related to IL-18 Molecules and IL-18 Products, (4) to existing or bona fide prospective acquirers, merger partners, lenders or investors of the Receiving Party (“Potential Partners”) in connection with transactions or bona fide prospective transactions with the foregoing, including loans, financings or investments, acquisitions, mergers, consolidations, sale of assets or similar transactions (or for such entities to determine their interest in performing such activities or to determine their rights and obligations as a result of completing such transactions) or (5) in order to perform its obligations or exercise its rights under this Agreement, in each case on the condition that any Third Parties, other than Regulatory Authorities, to whom such disclosures are made agree to be bound in writing or otherwise legally bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement; provided, that the term of confidentiality and non-use applicable to such Third Parties shall be no less than [**] (but of shorter duration if customary given the nature of such Person (i.e., investors, lenders and banking institutions)) from the date of disclosure to them; provided further, that with respect to Confidential Information of a Party that constitutes a trade secret, such confidentiality and non-use obligations shall apply for so long as such information constitutes a trade secret under Applicable Laws and Regulations. Notwithstanding the foregoing, each Receiving Party shall remain responsible and liable to the Disclosing Party for any breach by any of its Representatives or Potential Partners; or

(iv)         if a Party is required by a valid judicial or administrative order to disclose Confidential Information of the other Party that is subject to the non-disclosure provisions of this Section 11.1 (Nondisclosure Obligation), in which case, such Party shall provide prompt, and to the extent legally permissible, prior written notice to the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to valid judicial or administrative order shall remain otherwise subject to the confidentiality and non-use provisions of this Section 11.1 (Nondisclosure Obligation), and the Party disclosing Confidential Information pursuant to a valid order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

(d)          Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Laws and Regulations, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Laws and Regulations, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement or other manner to redact specific information from the form of this Agreement to be filed with such Securities Regulator. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Laws and Regulations to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, then such Party shall use Commercially Reasonable Efforts to: (i) provide copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (ii) promptly notify the other Party in writing of such requirement and any respective timing constraints; and (iii) give the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law and Regulations as set forth in this Section 11.1(d) (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with this Section 11.1(d) (Securities Filings; Disclosure under Applicable Law), the Party seeking to make such disclosure or its counsel, as the case may be, will reasonably consider the incorporation of such other Party’s reasonable comments to the extent compliant with the Applicable Laws and Regulations applying to the disclosing Party governing disclosure of material agreements and material information that must be publicly filed.

(e)          Obligations Upon Termination. Upon the earlier of termination or expiration of the Agreement (or in the case of Confidential Information received pursuant to an Upstream License Agreement, upon the expiration or earlier termination of such agreement), except to the extent the Receiving Party is otherwise required by Applicable Laws and Regulations to retain certain information, the Receiving Party shall, and shall promptly require all of its Representatives and Potential Partners, to securely return to the Disclosing Party or securely dispose of all Confidential Information of the Disclosing Party (at the Disclosing Party’s election), whether such Confidential Information is in written, electronic or other form of media and, within [**] following Disclosing Party’s written request, Receiving Party shall certify in writing the secure disposal of all such Confidential Information. Receiving Party shall not be required to return or securely dispose of the Disclosing Party’s Confidential Information stored on backup media, disaster recovery, or business continuity systems in the ordinary course of Receiving Party’s business, provided that Receiving Party will continue to protect such Confidential Information in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Receiving Party may retain: (i) Confidential Information of the Disclosing Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement and (ii) solely for the purpose of determining the scope of its obligations under this Agreement, one (1) copy of Confidential Information received hereunder, and any such retained copies shall continue to be subject to the confidentiality and non-use obligations in accordance with this Agreement.

11.2.          Publication. Except as covered by Section 11.1(d) (Securities Filings; Disclosure under Applicable Law), any proposed public disclosure (whether written, electronic, oral or otherwise) by CGEN or any of its Affiliates related to activities under this Agreement or the IL-18 Molecules or the IL-18 Products will require the prior written consent of Gilead, and Gilead or any of its Affiliates will have the right, without any required consents from CGEN, to publish, publicly present or otherwise publicly disclose any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to any activity or other matter under this Agreement, including the results of any Clinical Trial, or other activities under this Agreement. In such case, Gilead will provide CGEN with, (a) a copy of any proposed written publication at least [**] ([**] for an abstract) prior to submission for publication; and (b) a copy of the graphics and written outline of material to be presented for the proposed oral disclosure (to the extent not included in the graphics) at least [**] prior to submission. At CGEN’s request, Gilead will remove any Confidential Information of CGEN from the proposed publication and reasonably delay submission for publication for a period of [**] in order to enable CGEN to seek patent protection of CGEN’s patentable information disclosed therein, and request to remove any CGEN Confidential Information.

11.3.          Publicity; Use of Names.

(a)          Press Releases. On such date and time as may be agreed by the Parties immediately after the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in the form attached hereto as Schedule 11.3(a) (Press Release). A Party may issue any subsequent press release relating to this Agreement or activities conducted hereunder (i) pursuant to Section 11.1(d) (Securities Filings; Disclosure under Applicable Law) or (ii) otherwise only with the prior written approval of the other Party.

(b)          No Other Use of Company Names. Neither Party shall use the name, Trademark, trade name or logo of the other Party, its Affiliates or its or their employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the other Party.

(c)          Approved Press Releases. In addition and notwithstanding anything to the contrary herein, (i) if the relevant information of a proposed press release has already previously been reviewed and approved for disclosure by the other Party then such text may be disclosed or republished in such proposed press release provided, that the information in such press release remains true, correct and the most current information with respect to the subject matters set forth therein and, where practicable, the Party issuing such press release provides notice to the other Party of such press release at least [**] prior to the issuance of such press release, and (ii) if the relevant information of a proposed public announcement such as a corporate presentation or comments to analysts or investors has already previously been reviewed and approved for disclosure by the other Party (whether in the form of an approved press release or prior approved presentation materials, Q&A script or the like) then such information may be included in such proposed public announcement (but not a press release) without resubmission and review by the other Party so long as the information in such materials remains true, correct and the most current information with respect to the subject matters set forth therein.

12.          Compliance.

12.1.        General. Each Party shall comply with the terms of this Agreement and all Applicable Laws and Regulations relating to activities performed or to be performed by such Party (or its Affiliates or Sublicensee(s)) under or in relation to the Development, Manufacturing, Commercialization, or other Exploitation of IL-18 Molecules and IL-18 Products pursuant to this Agreement (each such Party, a “Subject Party”).

12.2.        Covenants, Representations and Warranties for Compliance with Laws. Without limiting the generality of Section 12.1 (General), each Subject Party agrees, on behalf of itself, its Affiliates, and its and their officers, directors, employees, agents, representatives, consultants, and Permitted Subcontractors (together with such Party, the “Obligants”) that, for the performance of its obligations hereunder:

(a)          Anticorruption Laws.

(i)          Its Obligants shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value in violation of applicable Anti-Corruption Laws, to: (1) any Government Official in order to improperly influence official action; (2) any individual (whether or not a Government Official) (x) to improperly influence such individual to act in breach of a duty of good faith, impartiality or trust (“Acting Improperly”), (y) to improperly reward such individual for Acting Improperly, or (z) where it is known that such individual would be Acting Improperly by receiving the money or other thing of value; (3) any other Person while knowing or having reason to know that all or any portion of the money or other thing of value shall be paid, offered, promised or given to, or shall otherwise benefit, a Government Official in order to improperly influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (4) any Person to improperly reward that Person for Acting Improperly or to improperly induce that Person to Act Improperly.

(ii)          Its Obligants shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the applicable Anti-Corruption Laws.

(iii)         The Subject Party and its Obligants shall comply with the applicable Anti-Corruption Laws and shall not take or perform any action that is a violation of any such Anti-Corruption Laws or cause either Party (or its Affiliates) to be in violation of any such Anti-Corruption Laws. In furtherance of the foregoing, each acknowledges and confirms the following:

 (1)          Each Subject Party has implemented policies, procedures and internal controls reasonably designed to promote compliance with applicable Anti-Corruption Laws.

 (2)          To the best of the Subject Party’s and its Affiliates’ knowledge upon reasonable inquiry, none of its Obligants that will participate in or support the Subject Party’s performance of its obligations hereunder has, directly or indirectly, (x) paid, offered or promised to pay, or authorized the payment of any money; (y) given, offered or promised to give, or authorized the giving of anything else of value; or (z) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((x), (y) and (z)), in violation of the Anti-Corruption Laws during the [**] preceding the Effective Date in relation to the obligations under this Agreement or the Intellectual Property Rights, technology, contracts, materials, or licenses or other assets that are the subject of this Agreement.

 (3)          To the best of each Subject Party’s and its Affiliates’ knowledge upon reasonable inquiry, none of its Intellectual Property Rights, technology, contracts, materials, or licenses or other assets that are the subject of this Agreement were procured in violation of any Anti-Corruption Laws.

 (4)          The Subject Party, on behalf of itself and its Obligants, represents and warrants to the other Party that all information provided by the Subject Party and its Obligants to the other Party in any anti-bribery and corruption due diligence checklist, similar due diligence process performed by the other Party or its Affiliates or inquiry by the other Party related to the Subject Party’s or its Obligants compliance with Anti-Corruption Laws is true, complete and correct in all material respects at the date it was provided and that any material changes in circumstances relevant to the answers provided in such exercise shall be promptly disclosed to the other Party.

 (5)          The Subject Party shall promptly provide the other Party with written notice of any of the following events: (i) upon becoming aware of any actual or alleged breach or violation by the Subject Party or any of its Obligant of any representation, warranty or undertaking set forth in this Section 12.2 (Covenants, Representations and Warranties For Compliance with Laws); (ii) upon receiving a notification that it is the target or subject of an investigation, formal or informal inquiry or enforcement proceedings by a government authority for violation of any Anti-Corruption Laws in relation to the obligations under this Agreement or the Intellectual Property Rights, technology, contracts, materials, or licenses or other assets that are the subject of this Agreement; (iii) upon receiving any notice, request, subpoena or citation from a government authority for any violation of any Anti-Corruption Law in relation to the obligations under this Agreement or the Intellectual Property Rights, technology, contracts, materials, or licenses or other assets that are the subject of this Agreement; or (iv) upon receipt of information that any of the Subject Party’s Obligants is the target or subject of an investigation, formal or informal enquiry or enforcement proceedings by a government authority for a violation of any Anti-Corruption Law in relation to the obligations under this Agreement or the Intellectual Property Rights, technology, contracts, materials, or licenses or other assets that are the subject of this Agreement.

 (6)          For the Term and for [**] following the expiration or earlier termination of the Agreement, the Subject Party shall for the purpose of auditing and monitoring the performance of its compliance with this Agreement and particularly this Section 12.2 (Covenants, Representations and Warranties For Compliance with Laws) permit the other Party and its Approved Auditors to have reasonable access, with reasonable advance notice and not more than [**] in each [**]  (except for cause), to relevant premises of the Subject Party used in connection with this Agreement, together with a right to reasonably access personnel and records that relate to this Agreement and shall use Commercially Reasonable Efforts to provide reasonable access to relevant premises of the Obligants used in connection with this Agreement, together with a right to reasonably access personnel and records of Obligants that relate to this Agreement (“Subject Party Audit”). The Subject Party shall provide or shall use Commercially Reasonable Efforts to procure that its Obligants provide all co-operation as reasonably requested by the other Party for the purposes of the Subject Party Audit, with the understanding that the other Party shall be responsible for all costs and fees of any Subject Party Audit and the other Party shall procure that any auditor enters into a confidentiality agreement consistent with the confidentiality provisions elsewhere in this Agreement in all material respects.

 (7)          If (A) the other Party becomes aware of, whether or not through a Subject Party Audit, that the Subject Party (or any of its Obligants) is in breach of any representation, warranty or undertaking in Section 12.1 (General) or of the Anti-Corruption Laws; or (B) the other Party receives notification that a suspected or actual violation of an Anti-Corruption Law has occurred by the Subject Party or any of its Obligants, in each case of (A)-(B), the other Party shall have the right, in addition to any other rights or remedies under this Agreement or to which the other Party may be entitled in law or equity, to take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation by the other Party or any of its Affiliates of the Anti-Corruption Laws, including by requiring that the Subject Party agrees to and uses Commercially Reasonable Efforts to implement curative actions reasonably requested in good faith by the other Party. In the event that the Subject Party is in breach of any representation, warranty or undertaking in Section 12.1 (General) and refuses to use Commercially Reasonable Efforts to implement the curative actions reasonably requested by the other Party in good faith (and provided, that the other Party has (x) provided the Subject Party with an explanation in reasonable detail as to why the other Party considers such actions necessary, (y) given the Subject Party a reasonable opportunity to review and comment upon the proposed actions and to provide its view as to the necessity or usefulness of these to address the event concerned, and (z) considered such comments in good faith), the other Party shall be entitled to terminate this Agreement in its entirety with immediate effect (subject to tolling under Section 17.2(b) for any dispute about the existence of such breach to the extent exercised by a Party thereunder). Any termination of this Agreement pursuant to this Section 12.2 (Covenants, Representations and Warranties For Compliance with Laws) shall be treated as a termination for breach by the Subject Party of this Agreement and the consequences of termination shall apply and additionally, subject to the accrued rights of the Parties prior to termination, the other Party shall have no liability to the Subject Party for any fees, reimbursements or other compensation or for any loss, cost, claim or damage resulting, directly or indirectly, from such termination.

(b)          Data Protection Laws.

(i)           From time to time during the Term, either Party may provide the other Party with personal information that falls under the protection of Data Protection Laws (“Protected Personal Information”). Each Party agrees to comply with all Data Protection Laws relating to Processing of such Protected Personal Information. The Parties agree to use good-faith efforts to agree upon and implement any security protocols and information handling guidelines that the Parties’ legal advisors recommend in connection with each Party’s compliance with Data Protection Laws.

(ii)          CGEN agrees that it will obtain any and all necessary consents or authorizations to share Protected Personal Information with Gilead and that it otherwise has all necessary rights, permissions, and legal authority to share Protected Personal Information for all purposes arising out of this Agreement.

(c)          Information Security.

(i)          Each Party will comply with Applicable Laws and Regulations in its storage, maintenance, use and dissemination of the other Party’s Confidential Information which it receives or to which it obtains access (such Confidential Information “Secured Information”).

(ii)          Each Party will employ commercially reasonable security measures to protect Secured Information in accordance with accepted applicable industry standards and such Party’s information security policy as amended from time to time. As necessary, each Party will employ additional security measures to protect Secured Information.

(iii)         Each Party will implement administrative, physical and technical safeguards to protect Secured Information that are no less rigorous than accepted industry practices and standards for information security and shall ensure that all such safeguards comply with Applicable Laws and Regulations.

(iv)        Each Party will notify the other Party by email immediately, but in no case more than [**] of (1) becoming aware of any act or omission that materially compromises the security, confidentiality, or integrity of the physical, technical, administrative, or organizational safeguards put in place by or on behalf of a Party, that relate to the protection of the security, confidentiality, or integrity of Secured Information or Protected Personal Information, or (2) receipt of a notification in relation to Protected Personal Information or the privacy and data security practices of such Party or any actual or suspected accidental or unlawful destruction, loss, alteration, disclosure of, or access to, Protected Personal Information transmitted, stored or otherwise Processed; (each of (1) and (2) individually and collectively a “Security Incident”).

(v)          Other than as required by Applicable Laws and Regulations or a contractual obligation to a Third Party, each Party agrees that it will not inform any Third Party of an actual or potential Security Incident related to the other Party’s Confidential Information (including work product under the Agreement and such other Party’s Intellectual Property Rights) without first obtaining such other Party’s prior consent.

(d)          Export Control Laws. Each Party will comply with all Applicable Laws and Regulations relating to (i) economic and trade sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (ii) the export or re-export of commodities, technologies or services (“Export Control Laws”). Each Party acknowledges and expressly notes its understanding that certain laws of the United States and other countries, including the Export Control Laws, the United States anti-money laundering laws, the United States anti-terrorism laws and the FCPA, and U.S. sanctions programs administered by the Office of Foreign Assets Control (“OFAC”) and the Bureau of Industry and Security, among others, may result in the imposition of sanctions on the other Party or its Affiliates in the event that, directly or indirectly, products or services are exported to or imported from, or payments are sent to or received from various countries or regions.

(e)          Compliance Event Reporting. The other Party may disclose the terms of this Agreement or any action taken under this Section 12.2 (Covenants, Representations and Warranties For Compliance with Laws) to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, Data Protection Laws or Export Control Laws, including the identity of the Subject Party and the payment terms, to any government authority if the other Party determines, upon advice of counsel, that such disclosure is necessary.

13.          Representations and Warranties.

13.1.          Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)          such Party is duly organized, validly existing and in good standing under the Applicable Laws and Regulations of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof or thereof, as applicable;

(b)           such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder or thereunder, as applicable;

(c)           this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)          the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Laws and Regulations of any Governmental Entity having jurisdiction over such Party;

(e)         no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws and Regulations currently in effect, is necessary for or in connection with the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except (i) as may be required to conduct Clinical Trials, (ii) as may be required under applicable Antitrust Laws, or (iii) to seek or obtain Regulatory Approvals or applicable regulatory materials; and

(f)           such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable laws in any other country or jurisdiction, and it does not employ or use the services of any person or entity who is debarred, in connection with the Development, Manufacture or Commercialization of the IL-18 Products.

13.2.          Representations and Warranties of CGEN. CGEN represents and warrants to Gilead that, as of the Effective Date:

(a)          it Controls the right, title and interest in and to the Patents set forth on Schedule 1.134 (IL-18 Patents) and IL-18 Know-How, and has the right to grant to Gilead the licenses under such IL-18 Patents and IL-18 Know-How and the sublicenses under the Existing Upstream License Agreements that it purports to grant and may grant hereunder and has not granted any Third Party rights under such IL-18 Patents, IL-18 Know-How and Existing Upstream License Agreements that would interfere or be inconsistent with Gilead’s rights hereunder;

(b)          as of the Effective Date, Schedule 1.134 (IL-18 Patents) sets forth a complete and accurate list of all IL-18 Patents issued or pending, and all such IL-18 Patents have been prosecuted and maintained by or on behalf of CGEN in good faith and if issued, are in full force and effect and to CGEN’s Knowledge, are not invalid or unenforceable. All application, registration, maintenance and renewal fees due as of the Effective Date with respect to all IL-18 Patents set forth on Schedule 1.134 (IL-18 Patents) have been paid and all necessary documents and certificates have been filed with the relevant patent registries for the purpose of maintaining such IL-18 Patents. Any Patents that claim Third Party IL-18 Inventions are set forth on Schedule 1.134. For purposes of this Section 13.2(b), “Third Party IL-18 Inventions” means Inventions conceived of or reduced to practice by a Third Party under contract with CGEN, wherein such Inventions are necessary or reasonably useful to Exploit IL-18 Molecules or IL-18 Products in the Field in the Territory;

(c)          Except with respect to any IL-18 IP that is licensed under the Existing Upstream License Agreements, the IL-18 Patents and IL-18 Know-How are not subject to any other Third Party agreements;

(d)          Except with respect to any IL-18 IP that is licensed under the Existing Upstream License Agreements, CGEN is the sole and exclusive owner of the IL-18 Patents and IL-18 Know-How, in each case, free and clear of all liens and encumbrances;

(e)          CGEN and its Affiliates have obtained from its and their employees, respectively, and any Third Party contractually engaged by CGEN who participated in any respect in the invention of any IL-18 Molecules or IL-18 Products effective assignments of all ownership rights of such employees or any Third Party contractually engaged by CGEN in such inventions, either pursuant to written agreement or by operation of law; and to the Knowledge of CGEN, no Person who claims to be an inventor of an Invention claimed in an IL-18 Patent is not identified as an inventor of such Invention in the filed patent documents for such IL-18 Patent;

(f)          all of CGEN and its Affiliates employees, officers and consultants: (1) have executed agreements or have existing obligations under Applicable Laws and Regulations requiring assignment to CGEN or its Affiliates of all Inventions made during the course of and as the result of their association with CGEN or its Affiliates, as applicable, and obligating the individual to assign to CGEN or its Affiliates, as applicable, all Inventions made during the course of performance under this Agreement; (2) are not subject to any agreement with any other Third Party that requires such officer or employee or consultant to assign any interest in any IL-18 IP to such Third Party; and (3) have executed agreements or have existing obligations under Applicable Laws and Regulations obligating the individual to maintain as confidential CGEN’s Confidential Information as well as confidential information of other parties (including of Gilead and its Affiliates) that such individual may receive in its performance under this Agreement, if any;

(g)         to the Knowledge of CGEN, there is no action, suit, inquiry, or investigation pending or ongoing by any Third Party that challenges or threatens the validity or enforceability of any of the IL-18 Patents. CGEN has not received written notice of any action, suit, inquiry, investigation or other proceeding by any Third Party that challenges or threatens the validity or enforceability of any of the IL-18 Patents;

(h)          to the Knowledge of CGEN, (a) the use of the IL-18 IP in the performance of the activities under the Development Plan as contemplated to be conducted under this Agreement, does not infringe, misappropriate or otherwise violate any Intellectual Property Right owned or controlled by any Third Party, and (b) the Manufacture or Commercialization of COM503 does not infringe, misappropriate or otherwise violate any Intellectual Property Right owned or controlled by any Third Party;

(i)           to the Knowledge of CGEN, there is no action, suit, inquiry, investigation or other proceeding threatened in writing, pending, or ongoing by any Third Party that alleges the use of the IL-18 Patents or the IL-18 Know-How or the Exploitation of any IL-18 Molecule or IL-18 Product would infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party. CGEN has not received any written notice of any action, suit, inquiry, investigation or other proceeding by any Third Party that alleges the use of the IL-18 Patents or the IL-18 Know-How or the Exploitation of any IL-18 Molecule or IL-18 Product would infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party;

(j)         Schedule 1.36 (CGEN Development and Manufacturing Agreements) sets forth a complete and accurate list of the CGEN Development and Manufacturing Agreements in effect as of the Effective Date. Schedule 1.36(a) (IL-18-Only Development and Manufacturing Agreements) sets forth a complete and accurate list of the IL-18-Only Development and Manufacturing Agreements in effect as of the Effective Date. CGEN has provided Gilead true, accurate and correct copies of each such CGEN Development and Manufacturing Agreement (in reasonably redacted form). Each such CGEN Development and Manufacturing Agreement is in full force and effect, CGEN has not received or sent any written notice of default under any such CGEN Development and Manufacturing Agreement, and to the Knowledge of CGEN, no party to any CGEN Development and Manufacturing Agreement is in breach of such CGEN Development and Manufacturing Agreement;

(k)          Schedule 1.242 (Existing Upstream License Agreements) sets forth a complete and accurate list of the Upstream License Agreements in effect as of the Effective Date. CGEN has provided Gilead true, correct and complete copies of each such Existing Upstream License Agreement (in reasonably redacted form). Each such Existing Upstream License Agreement is in full force and effect, CGEN has not received or sent any written notice of default under any such Existing Upstream License Agreement, and to the Knowledge of CGEN, no party to any Existing Upstream License Agreement is in breach of such Existing Upstream License Agreement. CGEN has not waived any of its rights under any such Existing Upstream License Agreement to which it is party;

(l)           CGEN has disclosed to Gilead (i) all material information and data related to COM503, including all safety data, and (ii) all material correspondences sent to or received from any Regulatory Authority related to COM503, in each case ((i) and (ii)), in the Control of CGEN or its Affiliates;

(m)          No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any of the inventions claimed in the IL-18 Patents that are owned or jointly owned by CGEN; and

(n)          To the Knowledge of CGEN, CGEN has not intentionally failed to furnish Gilead with any material information specifically requested by Gilead in writing relating to the IL-18 IP.

13.3.          Covenants.

(a)          Each Party hereby covenants that it shall not, during the Development Term, employ or use the services of any person or entity who is debarred under the United States Federal Food, Drug and Cosmetic Act or comparable laws in any other country or jurisdiction, in connection with the Development, Manufacture or Commercialization of the IL-18 Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party (including the Party itself and its Affiliates and (Sub)licensees) during the Development Term that directly or indirectly relate to activities under this Agreement, such Party shall immediately notify the other Party in writing.

(b)          Each Party hereby covenants that it shall not, and shall not permit its Affiliates, (Sub)licensees or anyone acting on its or their behalf to grant or otherwise convey to any Third Party any rights that would interfere or be inconsistent with such other Party’s rights hereunder.

(c)          Neither CGEN nor its Affiliates shall grant any option, right or license to any Third Party relating to any of the Intellectual Property Rights it Controls (including the IL-18 IP), or otherwise with respect to any IL-18 Product that (1) conflict with any of the rights or licenses granted to Gilead hereunder or (2) has an adverse effect on CGEN’s ability to grant the rights or licenses granted to Gilead hereunder or to perform its obligations under this Agreement.

(d)          Except as otherwise expressly permitted under this Agreement, CGEN shall not, and shall cause its Affiliates not to: (1) assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any assets related to the IL-18 IP or any IL-18 Product; or (2) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights under the IL-18 IP the Exploitation of any IL-18 Product.

(e)           CGEN shall: (1) maintain Control of all IL-18 IP licensed or sublicensed to Gilead under each Upstream License Agreement; and (2) not terminate or breach (except to the extent such breach was caused by or on behalf of Gilead) any Upstream License Agreement or CGEN Development and Manufacturing Agreement in a manner that would permit the counterparty thereto to terminate such Upstream License Agreement or CGEN Development and Manufacturing Agreement (as applicable) or otherwise diminish the scope or exclusivity of the licenses granted to Gilead under any IL-18 IP.

(f)           CGEN shall not (1) modify, amend, or terminate any Upstream License Agreement, or exercise, waive, release, or assign any rights or claims thereunder, in each case in a manner that would adversely affect Gilead’s rights or CGEN’s ability to perform its obligations under this Agreement or (2) modify or amend any Upstream License Agreement in a manner that would impose additional obligations on Gilead as a sublicensee under such Upstream License Agreement, in each case ((1) and (2)), without first obtaining Gilead’s prior written consent. CGEN shall perform its obligations under the [**] in a manner that permits CGEN to exercise its option thereunder to enter into the [**]. Upon Gilead’s delivery of written notice to CGEN, CGEN shall exercise its option under the [**] to enter into the [**] and shall, promptly thereafter in accordance with the terms of the Selexis Services Agreement, enter into the [**] (if not already entered into at the time of delivery of such written notice).

(g)          If CGEN receives notice of an alleged default by CGEN or its Affiliates under any Upstream License Agreement, where termination of such Upstream License Agreement or any diminishment of the scope or exclusivity of the licenses granted to Gilead under the IL-18 IP is being or could be sought by the counterparty or result from such default, then CGEN shall provide written notice thereof to Gilead within [**] thereafter, which notice may be redacted to protect commercially sensitive information or information related to products that are not IL-18 Products. Within [**] after receipt of such notice (or such other time period as is reasonably necessary to allow Gilead to meaningfully cure the alleged breach) and, solely in the event CGEN determines not to contest such alleged default and otherwise fails to cure such alleged default within such period, CGEN hereby grants to Gilead the right (but not the obligation) to: (1) cure such alleged breach; and (2) offset any costs or expenses incurred in connection therewith against any payments due or that may become due under this Agreement.

(h)          Gilead and its Affiliates shall comply with, and will contractually require its Sublicensees and Permitted Subcontractors to comply with, all applicable terms of any Upstream License Agreement with respect to a sublicensee.

(i)          If CGEN receives notice of an alleged breach by Gilead or any of its Affiliates, Sublicensees, or Permitted Subcontractors of an Upstream License Agreement, then CGEN shall notify Gilead of such breach in writing and Gilead shall use Commercially Reasonable Efforts to cooperate with and assist CGEN in curing such breach.

(j)            If CGEN receives written notice of any action, suit, inquiry, investigation or other proceeding by any Third Party that challenges or threatens the validity or enforceability of any of the IL-18 Patents, CGEN shall notify Gilead thereof in writing.

(k)          If CGEN receives written notice of any action, suit, inquiry, investigation or other proceeding by any Third Party that alleges the use of the IL-18 Patents or the IL-18 Know-How or the Exploitation of any IL-18 Molecule or IL-18 Product does or would infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party, CGEN shall notify Gilead thereof in writing.

13.4.          No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE OR COMMERCIALIZE ANY IL-18 PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT (LOSS) OF SUCH IL-18 PRODUCT WILL BE ACHIEVED.

14.          Indemnification.

14.1.          By Gilead. Gilead shall and hereby does indemnify and hold harmless CGEN, its Affiliates, and its and their directors, officers, employees and agents (individually and collectively, the “CGEN Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any Third Party Claims to the extent arising from: (a) the Development, use, Manufacture, Commercialization, import, distribution, sale or other Exploitation of IL-18 Molecules or IL-18 Products, by or on behalf of Gilead or any of its Related Parties or their respective Representatives, including CGEN’s performance (i) of the Development Program (including the COM503 Phase 1 Trial) to the extent performed in accordance with the Development Plan and COM503 Phase 1 Trial Protocol and (ii) under the CGEN Development and Manufacturing Agreements at Gilead’s direction, (b) the negligence, illegal conduct or willful misconduct of Gilead or any of its Related Parties or their respective Representatives in connection with this Agreement, or (c) Gilead’s breach of Applicable Laws and Regulations, this Agreement, the Clinical Supply Agreement, or any other ancillary agreement hereto, except, in each case of (a)–(c), to the extent such Third Party Claims arise from any action for which CGEN has an indemnification obligation to a Gilead Indemnitee under Section 14.2 (By CGEN).

14.2.          By CGEN. CGEN shall and hereby does indemnify and hold harmless Gilead, its Affiliates, and its and their directors, officers, employees and agents (individually and collectively, the “Gilead Indemnitee(s)”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from: (a) any Exploitation of any IL-18 Molecule or IL-18 Product by or on behalf of CGEN or any of its Related Parties or their respective Representatives prior to the Effective Date or after the effective date of termination of this Agreement, (b) the negligence, illegal conduct or willful misconduct of or any of CGEN or its Related Parties or their respective Representatives in connection with this Agreement, (c) CGEN’s breach of Applicable Laws and Regulations, this Agreement (including, for clarity, any failure of CGEN to adhere to the COM503 Phase 1 Trial Protocol in its performance of the COM503 Phase 1 Trial), the Clinical Supply Agreement, or any other ancillary agreement hetero, or (d) any IL-18-Only Development and Manufacturing Agreement that is assigned to Gilead pursuant to Section 2.8(f)(ii) (CGEN Development and Manufacturing Agreements) as a result of, or in connection with, events or occurrences prior to the date of such assignment, except, in each case of (a)–(d), to the extent such Third Party Claims arise from any action for which Gilead has an indemnification obligation to a CGEN Indemnitee under Section 14.1 (By Gilead).

14.3.         Indemnification Procedure. The Party that is seeking indemnification under Section 14.1 (By Gilead) or Section 14.2 (By CGEN) (the “Indemnified Party”) will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations promptly after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right, at its option, to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party by giving written notice to the Indemnified Party within [**] after receipt of the notice of the Third Party Claim. The assumption of defense of a Third Party Claim will not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s agents and representatives (including insurers) as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then (a) the Indemnified Party may defend against such Third Party Claim (and the Indemnified Party need not consult with the Indemnifying Party in connection therewith) and (b) the Indemnified Party reserves any rights it may have under this Article 14 (Indemnification) to obtain indemnification from the Indemnifying Party with respect to such Third Party Claim. If the Parties cannot agree as to the application of Section 14.1 (By Gilead) or Section 14.2 (By CGEN) as to any Third Party Claim, pending resolution of the Dispute pursuant to Article 16 (Dispute Resolution), then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 14.1 (By Gilead) or Section 14.2 (By CGEN), as applicable, upon resolution of the underlying Third Party Claim; provided, that the Parties will engage in good faith discussions regarding such Dispute before conducting separate defenses.

14.4.           Settlement. The Indemnifying Party will not settle any Third Party Claim without first obtaining the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party will not be required to obtain such consent if the settlement: (a) involves only the payment of money by the Indemnifying Party and will not result in the Indemnified Party (or other CGEN Indemnitee(s) or Gilead Indemnitee(s), as applicable) being liable to any payment obligation or becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnified Party (or other CGEN Indemnitee(s) or Gilead Indemnitee(s), as applicable); and (c) does not adversely affect the rights or licenses granted to the Indemnified Party (or its Affiliates) under this Agreement.

14.5.          Insurance. Each Party will, at its own expense, procure and maintain during the Term and for a period of [**] thereafter (or such longer period required pursuant to Applicable Laws and Regulations, if any), insurance policies that are consistent with normal business practices of prudent companies similarly situated and are in accordance with Applicable Laws and Regulations. Such insurance policies shall include, with respect to Gilead, clinical trial liability insurance covering Clinical Trials for which Gilead is a sponsor and product liability insurance if and when applicable, and with respect to CGEN, clinical trial liability insurance covering Clinical Trials for which CGEN is a sponsor. Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 14 (Indemnification). Each Party will provide the other Party with written evidence of such insurance upon request from the other Party. Notwithstanding any provision to the contrary set forth in this Agreement, Gilead may self-insure, in whole or in part, the insurance requirements described above. All such insurance policies: (a) shall be primary and non-contributory to any of the other Party’s insurance policies; (b) include the other Party as an additional insured (i) with respect to Gilead, including CGEN for clinical trial liability insurance, for as long as CGEN is obligated to supply COM503 to Gilead under this Agreement or the Clinical Supply Agreement, and (ii) with respect to CGEN, including Gilead for clinical trial liability insurance, for as long as CGEN is the sponsor of and is conducting the COM503 Phase 1 Trial, and (iii) with respect to Gilead including CGEN for products liability insurance, during the Term of the Agreement; and (c) include [**] notice to the other Party of any cancellation or material reduction in coverage thereof.

14.6.          Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.6 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS ARTICLE 14 (INDEMNIFICATION), (B) DAMAGES AVAILABLE FOR CGEN’S BREACH OF ITS OBLIGATIONS UNDER SECTION 3.6 (EXCLUSIVITY) OR (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OR FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11 (CONFIDENTIALITY; PUBLICATION).

15.          Intellectual Property.

15.1.          Ownership of Intellectual Property.

(a)         Background IP. As between the Parties, each Party will retain ownership of all Patents, Know-How and other Intellectual Property Rights that are Controlled by such Party prior to the Effective Date or are otherwise developed by such Party outside of this Agreement (with respect to such Party, its “Background IP”).

(b)          Foreground IP.

(i)           Gilead PD-1/PD-L1 Foreground IP. As between CGEN and Gilead, Gilead shall own all Foreground IP that is related to any Gilead-Provided PD-1/PD-L1, including any Gilead-Provided PD-1/PD-L1 in combination with an IL-18 Molecule (such IP, the “Gilead PD-1/PD-L1 Foreground IP”). CGEN hereby assigns to Gilead all of CGEN’s right, title and interest in, to and under Gilead PD-1/PD-L1 Foreground IP. CGEN shall notify Gilead in writing promptly, but no later than [**] after, the conception or reduction to practice of any Gilead PD-1/PD-L1 Foreground IP.

(ii)          Other Foreground IP. As between the Parties, all Foreground IP that is not Gilead PD-1/PD-L1 Foreground IP and is made, created, conceived of or reduced to practice (1) solely by a Party’s or any of its Affiliates’ employees, independent contractors or consultants, will be owned by such Party (“Solely Owned Foreground IP”), and (2) jointly by each Party’s (or any of its Affiliates’) employees, independent contractors or consultants, will be jointly owned by the Parties (such jointly developed Foreground IP, the “Jointly Owned Foreground IP”). All determinations of Patent inventorship under this Agreement will be made in accordance with U.S. patent law.

15.2.          Patent Filing, Prosecution and Maintenance.

(a)          Prosecution. [**] shall have the first right (but not the obligation), at its election, to file, prosecute and maintain the IL-18 Patents and the Jointly Owned Foreground Patents. [**] shall provide [**] with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute and maintain the IL-18 Patents and the Jointly Owned Foreground Patents, including by providing [**] with a copy of all material communications from any patent authority regarding any IL-18 Patent or Jointly Owned Foreground Patent, and by providing drafts of any material filings or responses to be made to such patent authorities at least [**] in advance of submitting such filings or responses. [**] shall consider [**]’s comments regarding such communications and drafts in good faith. In the event that [**] elects not to undertake the Patent Prosecution for an IL-18 Patent or Jointly Owned Foreground Patent, [**] shall notify [**] at least [**] before any such Patents would become abandoned or otherwise forfeited, and [**] shall have the right (but not the obligation), to undertake the Patent Prosecution of such IL-18 Patent or Jointly Owned Foreground Patent and become the prosecuting Party therefor. Notwithstanding the foregoing, [**]’s right to assume Patent Prosecution of an IL-18 Patent or Jointly Owned Foreground Patent shall not apply in the event such Patent was abandoned or otherwise forfeited by [**] for strategic reasons. For purposes of this Section 15.2(a) (Prosecution), a “strategic reason” for which [**] desires to abandon or otherwise forfeit Patent Prosecution of a given Patent shall be the abandonment or forfeiture of such Patent on the basis that continued prosecution would have an adverse effect on the prosecution, validity or enforcement of another IL-18 Patent or Jointly Owned Foreground Patent. For clarity, “strategic reasons” shall not include the abandonment or forfeiting of a Patent for purely financial reasons (e.g., costs of Patent Prosecution therefor or decreasing the Royalty Term).

(b)          Patent Invalidations. If either Party desires to undertake activities intended to invalidate a pending or issued Patent owned or controlled by a Third Party and having one or more claims that Cover an IL-18 Molecule or IL-18 Product or any method of use thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 15.5 (Defense), in which case the provisions of Section 15.5 (Defense) will govern), such Party will so notify the other Party, and the Parties will promptly confer to determine whether to bring such action, the strategy to be employed in connection with any such action, or the manner in which to settle such action, provided, that the foregoing obligations do not apply to CGEN with respect to any Patent licensed or owned by CGEN pursuant to an Upstream License Agreement. [**] will have the first right, but not the obligation, to bring, at its own expense and in its sole control, any action with respect to invalidating pending or issued Third Party Patents in the Territory that Cover an IL-18 Molecule or IL-18 Product or any method of use thereof. If [**] decides not to bring any such action and such decision was not for strategic reasons, then [**] will notify [**] and [**] will have the right to bring, at its own expense and in its sole control, any action with respect to invalidating such pending or issued Third Party Patents. The Party not bringing an action under this Section 15.2(b) (Patent Invalidations) will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action.

(c)           Costs of Patent Prosecution. All Out-of-Pocket Costs for Patent Prosecution of any Patent shall be solely incurred by and the sole responsibility of the prosecuting Party.

15.3.          Patent Prosecution Cooperation. With respect to all Patent Prosecution related to pending or issued Patents that are Jointly Owned Foreground Patents or IL-18 Patents, each Party shall:

(a)           execute all further instruments to document and effectuate their respective ownership consistent with this Agreement as reasonably requested by the other Party;

(b)          make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Patent Prosecution responsibilities;

(c)           cooperate, if necessary and appropriate, with the other Party in gaining Patent Term Extensions; and

(d)           endeavor in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s Patents.

15.4.          Enforcement.

(a)          Notice. Each Party shall promptly provide, but in no event later than [**] after becoming aware thereof, the other Party with written notice reasonably detailing any known or alleged infringement, misappropriation or other violation of any IL-18 Patent or Jointly Owned Foreground Patent (such infringement, misappropriation or other violation, “Infringement”, and cognates of the word “Infringement” shall have correlative meanings). The notifying Party will provide the other Party with all evidence available to it supporting its belief of such Infringement.

(b)          Enforcement of Patent Rights. [**] shall have the first right (but not the obligation) to institute and direct any infringement, misappropriation or other appropriate suit with respect to any Infringement (“Enforcement Efforts”) under the IL-18 Patents and the Jointly Owned Foreground Patents. If [**] (i) does not initiate any Enforcement Effort against a Third Party alleged to be Infringing, including by commencement of a legal action under the applicable IL-18 Patents or Jointly Owned Foreground Patents or obtaining a settlement thereof (in accordance with this Agreement), within [**] after receiving notice of such Infringement, (ii) initiates such Enforcement Effort within such period, and subsequently ceases to pursue or withdraws from such Enforcement Effort, or (iii) provides written notice to [**] that it does not intend to initiate such Enforcement Effort, then in each case ((i) through (iii)) [**] shall have the right (but not the obligation) to take all actions reasonably necessary to abate and seek damages resulting from such Infringement, including commencement of a lawsuit against the accused Third Party if necessary; provided, that if [**] notifies [**] during such period that it is electing in good faith not to institute any Enforcement Effort for strategic reasons, then [**] will not have the right to initiate and control such Enforcement Effort. For purposes of this Section 15.4(b) (Enforcement of Patent Rights), a “strategic reason” for which [**] desires not to institute, or desires that [**] not institute, an Enforcement Effort, shall mean the following: (1) [**] has commenced an Enforcement Effort in a Major Market Country and does not want to institute or have instituted such action in another country or territory in a manner that could adversely affect [**]’s existing Enforcement Effort; or (2) [**] has commenced an Enforcement Effort under certain, but not all, of the relevant Patents that are implicated in such Enforcement Effort.

(c)           Cooperation. Each Party shall discuss in good faith with the other Party and shall keep the other Party updated with respect to, the progress of each Enforcement Effort being undertaken by such Party pursuant to this Section 15.4 (Infringement).

(d)           Recovery Allocations.

(i)            All amounts recovered by either Party in the Territory relating to an Enforcement Effort (“Recovery”) shall be first [**].

(ii)          After [**], any remainder of a Recovery that is obtained by Gilead from an Enforcement Effort or by CGEN from an Enforcement Effort shall be retained by [**]. To the extent obtained by Gilead under this Section 15.4(d)(ii) (Recovery Allocations) [**], Gilead shall pay CGEN [**]. To the extent obtained by CGEN under this Section 15.4(d)(ii) (Recovery Allocations) [**], CGEN shall retain [**] and shall pay Gilead [**].

(e)          Cooperation in Enforcement Proceedings. For any action by a Party pursuant to Section 15.4(b) (Enforcement of Patent Rights), in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either Gilead or CGEN initiates an enforcement action pursuant to Section 15.4(b) (Enforcement of Patent Rights), then the other Party shall cooperate to the extent reasonably necessary and at the first Party’s sole expense (except for the expenses of the non-controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.

(f)           Status; Settlement. The Parties shall keep each other reasonably informed of the status of, and of their respective activities regarding, any enforcement action pursuant to Section 15.4(b) (Enforcement of Patent Rights). In no event may the Party who has the right to initiate an Enforcement Effort pursuant to Section 15.4(b) (Enforcement of Patent Rights) settle such Enforcement Effort in a manner that would limit the rights of the other Party or impose any obligation on the other Party, in each case, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

15.5.          Defense.

(a)          Notice of Allegations. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Exploitation of an IL-18 Molecule or IL-18 Product or practice of any IL-18 IP or Jointly Owned Foreground IP infringes, misappropriates or otherwise violates the Intellectual Property Rights of such Third Party (“Third Party Allegation”). Such notice shall be provided promptly, but in no event after more than [**], following receipt of such allegations.

(b)          Notice of Suit. In the event that a Party receives notice that it or any of its Affiliates have been individually or collectively named as a defendant (or defendants) in a legal proceeding by a Third Party alleging infringement, misappropriation or any other violation of a Third Party’s Intellectual Property Right as a result of the Exploitation of an IL-18 Molecule or IL-18 Product or any of IL-18 IP or Jointly Owned Foreground IP (“Third Party Suit”), such Party shall promptly notify the other Party in writing and in no event notify such other Party later than [**] after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.

(c)          Right to Defend. Each Party will have the first right, but not the obligation, to defend itself in any Third Party Allegation or Third Party Suit related to such IL-18 Product or the applicable IL-18 Molecule at its cost and expense. If both Parties are named defendants in any Third Party Suit, the Parties shall defend such Third Party Suit jointly, unless the Parties agree otherwise. In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim and shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider comments by the non-defending Party in good faith. [**] shall bear the cost and expenses of the defense of any such Third Party Suit [**]. If the Parties jointly defend the claim, [**]. The non-defending Party may participate in any such claim, suit or proceeding with counsel of its choice at its own cost and expense. Without limitation of the foregoing, if the defending Party finds it necessary for the non-defending Party to join the defending Party as a party to any such action, then the Parties shall cooperate to execute all papers and perform such acts as shall be reasonably required for the non-defending Party to join such action.

(d)          Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party as contemplated under Section 15.5(c) (Right to Defend); provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 15.5(d) (Status; Settlement) that affects the other Party’s rights or interests may be undertaken by a Party without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

15.6.          Patent Listing. [**] the listing of any IL-18 Patents and Jointly Owned Foreground Patents in the then-current edition of the FDA’s Purple Book in connection with the Regulatory Approval of an IL-18 Product, or in equivalent patent listings in any other country within the Territory.

15.7.          Patent Term Extensions. [**] all filings of requests for patent term extensions, supplementary protection certificates, or equivalents thereto in any country in the Territory, in each case, where applicable to an IL-18 Product, including for any IL-18 Patents, Jointly Owned Foreground Patents or Patents in Gilead’s Solely Owned Foreground IP (hereinafter “Patent Term Extensions”). All costs and expenses relating to the Patent Term Extensions will be [**]. Upon [**] request, [**] will provide support, assistance, and all necessary documents, in full, executed form if needed, to [**] for the purpose of supporting, filing, obtaining and maintaining Patent Term Extensions.

16.          Dispute Resolution.

16.1.          Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 16 (Dispute Resolution) shall be the exclusive mechanism for resolving any Dispute between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder that is not resolved through good faith negotiation between the Parties. For the avoidance of doubt, this Article 16 (Dispute Resolution) shall not apply to any decision with respect to which a Party has final decision-making authority hereunder, but, for clarity, this Article 16 (Dispute Resolution) shall apply to any dispute with respect to whether a Party has final decision-making authority hereunder. Any Dispute, including Disputes that may involve the parent company, subsidiaries, or Affiliates under common control of any Party, shall be resolved in accordance with this Article 16 (Dispute Resolution).

16.2.          Resolution by Executive Officers. Except as otherwise provided in this Article 16 (Dispute Resolution), in the event of any Dispute, the Parties will refer the Dispute to the Executive Officer of each Party for attempted resolution by good faith negotiation within [**] after such notice is received. Each Party may, in its discretion, seek resolution of any Disputes that are not resolved within such [**] period through litigation in accordance with the remainder of this Article 16 (Dispute Resolution).

16.3.          Jurisdiction; Venue; Service of Process. Subject to Section 16.6 (Patent Disputes) and Section 16.7 (Equitable Relief), each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any Dispute arising out of this Agreement. Each Party agrees to commence any Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth in Section 18.5 (Notices) will be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 16.3 (Jurisdiction; Venue; Service of Process). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (x) the courts of the State of New York located in New York, NY and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

16.4.         Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort, statute, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, or the breach thereof (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations, without giving effect to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods are expressly excluded.

16.5.         Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, AND THE PARTIES WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.6.          Patent Disputes. As between the Parties, notwithstanding anything herein to the contrary, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent shall not be subject to such jurisdiction and venue as is set forth in Section 16.3 (Jurisdiction; Venue), but shall be submitted to a court of competent jurisdiction in the jurisdiction in which such Patent rights were granted or arose. With respect to any Patent issues related to the enforceability or validity of a Patent, the laws of the jurisdiction in which the applicable Patent is filed or granted shall govern.

16.7.         Equitable Relief. Notwithstanding anything to the contrary, either Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from any court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.

17.          Term and Termination.

17.1.         Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to this Article 17 (Term and Termination), shall continue in full force and effect, on an IL-18 Product-by-IL-18 Product and country-by-country basis, until the expiration of the last Royalty Term for an IL-18 Product in a country (“Term”).

17.2.          Termination for Material Breach.

(a)          Material Breach. Subject to Section 17.2(b) (Disagreement as to Material Breach), this Agreement may be terminated at any time during the Term upon written notice by a Party (the “Non-Breaching Party”) if the other Party (the “Breaching Party”) is in material breach of this Agreement and, in each case, has not cured such breach within the applicable cure period after written notice requesting cure of the breach, which notice will describe such material breach in reasonable detail and will state the Non-Breaching Party’s intention to terminate this Agreement, in its entirety or in part. The Breaching Party will have (i) [**] from the date of the breach notification to cure any payment-related breach and (ii) [**] from the date of the breach notification to cure all other breaches; provided that, if such non-payment-related breach is not reasonably capable of being cured within such [**], then such [**] will be extended for an additional [**] so long as the Breaching Party continues to use Commercially Reasonable Efforts to cure such material breach during such extension period.

(b)          Disagreement as to Material Breach. Notwithstanding Section 17.2(a) (Material Breach), if the Parties in good faith disagree as to whether there has been a material breach of this Agreement, then: (i) the Breaching Party may contest the allegation of such material breach by referring such matter, within [**] following its receipt of notice of the alleged material breach, for resolution in accordance with Article 16 (Dispute Resolution); (ii) the relevant cure period with respect to such alleged material breach will be tolled from the date on which the Breaching Party notifies the Non-Breaching Party of the Dispute and through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; (iii) during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder; and (iv) if it is ultimately determined that the Breaching Party committed such material breach, then the Breaching Party will have the right to cure such material breach, after such determination, within [**] for payment-related breaches or [**] for non-payment related breaches, which cure period will commence as of the date of such determination.

17.3.         Termination for Convenience. Gilead may, in its sole discretion, terminate this Agreement in its entirety upon (a) [**] notice to CGEN prior to the Development Program Transfer Date or the No-Transfer Date, as applicable, or (b) [**] notice to CGEN after the Development Program Transfer Date or the No-Transfer Date, as applicable.

17.4.          Termination for Force Majeure. This Agreement may be terminated at any time during the Term upon written notice by either Party in accordance with Section 18.1 (Force Majeure).

17.5.         Termination for Bankruptcy. This Agreement may be terminated in its entirety, to the extent permitted by the Applicable Laws and Regulations, by a Party (the “Non-Bankrupt Party”) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors, in each case, of the other Party (the “Bankrupt Party”); provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding, such right to terminate will only become effective if the Bankrupt Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof (such bankruptcy and related events described in this Section 17.5 (Termination for Bankruptcy), collectively, “Bankruptcy Events”).

17.6.         Termination by Gilead for Safety Reasons. Gilead shall have the right to terminate this Agreement on an IL-18 Product-by-IL-18 Product basis at any time upon providing [**] prior written notice to CGEN: (a) if senior executives responsible for Gilead’s pharmacovigilance and clinical science functions determine in good faith that the IL-18 Product cannot be administered to patients safely; or (b) after the occurrence of serious adverse events related to the use of such IL-18 Product that causes Gilead reasonably to conclude that the continued use of the IL-18 Product by patients will result in patients being exposed to a product in which the risks outweigh the benefits.

17.7.          [**]. If it is mutually agreed by the Parties or finally determined pursuant to Article 16 that [**], then [**], Gilead may, [**], exercise the following rights [**]:

(a)           Gilead may [**]; except that [**] until such time as [**]; and

(b)          any [**] will be [**], and [**], provided, that notwithstanding the foregoing, [**].

For the avoidance of doubt, (x) except as set forth in this Section 17.7 ([**]), if Gilead exercises the [**] set forth above in this Section 17.7 ([**]), then [**], unless and until [**], and (y) CGEN shall have the right to [**].

17.8.          Effects of Termination.

(a)          In General. Upon any termination of this Agreement:

(i)           Gilead shall pay any amounts accrued pursuant to Section 10.1 (Reimbursable Costs), Section 10.2 (Manufacturing Costs), and Section 10.3 ([**]) and Article 9 (Payments) as of the effective date of termination to the extent not previously paid prior to the date of termination;

(ii)          The licenses and sublicenses granted to each Party under this Agreement including pursuant to Section 3.1 (License to Gilead), shall terminate and Gilead will cease any and all Exploitation of the Terminated Products as soon as is reasonably practicable under Applicable Laws and Regulations; provided, that such licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Laws and Regulations and as otherwise required in accordance with Section 17.8 (Effects of Termination);

(iii)        Gilead shall cease all Development and Commercialization activities hereunder, including, to the extent permitted by any applicable Regulatory Authority or Applicable Laws and Regulations, halting enrollment of subjects (unless otherwise directed by CGEN in writing) into any Clinical Trial of Terminated Products being conducted by the Gilead and at CGEN’s direction, shall either (1) wind-down (including to cease administering the Terminated Products to Clinical Trial subjects and conducting Clinical Trial procedures on such Clinical Trial subjects, to the extent medically advisable and permitted by any applicable Regulatory Authority or Applicable Laws and Regulations) or (2) transition to CGEN (or its designee) any such Clinical Trial of Terminated Products being conducted by Gilead in accordance with Applicable Laws and Regulations;

(iv)        All sublicenses under the rights granted pursuant to Section 3.1 (License to Gilead) shall terminate with respect to the Terminated Products, unless converted to a direct license under Section 3.2(b) (Survival of Gilead Sublicenses) subject to terms and conditions to be agreed between CGEN and such Sublicensee; and

(v)          [**] may [**] with respect to [**]. Gilead will cooperate with CGEN and provide CGEN with reasonable assistance with the [**]. For clarity, the [**].

(b)         Additional Effects of Certain Terminations. If (i) CGEN terminates this Agreement pursuant to Section 17.2 (Termination for Material Breach) or Section 17.5 (Termination for Bankruptcy) or (ii) if Gilead terminates this Agreement in its entirety pursuant to Section 17.3 (Termination for Convenience) or with respect to an IL-18 Product or this Agreement in its entirety pursuant to Section 17.6 (Termination by Gilead for Safety Reasons), then, in addition to those general effects set forth in Section 17.8(a) (In General):

(i)           upon CGEN’s written request within [**] following the effective date of such termination, for up to [**] following such request, Gilead and CGEN shall negotiate in good faith an exclusive license from Gilead to CGEN, with the right to grant sublicenses through multiple tiers to its Affiliates and to Third Parties (subject to Section 3.2 (Sublicenses) (applied mutatis mutandis to CGEN)) under Gilead Solely Owned Foreground IP and Gilead PD-1/PD-L1 Foreground IP Controlled by Gilead as of the effective date of termination to Exploit the IL-18 Products that were the subject of such termination (such IL-18 Products the “Reverted Products”, and such license, the “Reversion License”); provided, that, in no event shall such Reversion License include the right to Exploit any Other Component with respect to any Reverted Product that is a Combination Product, or to Exploit any other product, molecule or component Controlled by Gilead and Developed or Commercialized in combination with such Reverted Product. The terms of such Reversion License shall include reasonable compensation (including royalties) to Gilead for providing such Reversion License to CGEN.

(ii)          At CGEN’s request within [**] after the effective date of termination of this Agreement, Gilead shall assign and promptly transfer to CGEN, at no expense to CGEN, all of Gilead’s right, title and interest, if any, in and to all Regulatory Submissions for Reverted Products.

(iii)         At CGEN’s request within [**] after the effective date of termination of this Agreement, the Parties shall negotiate terms under which, upon reaching mutual agreement, Gilead would sell to CGEN such quantities of existing inventory of Terminated Product as CGEN requests to purchase.

17.9.          Surviving Provisions.

(a)          Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 17 (Term and Termination) are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.

(b)          Survival. Without limiting the provisions of Section 17.9(a) (Accrued Rights; Remedies), the following provisions, as well as any other provisions which by their nature are intended to survive termination or expiration, shall survive the termination or expiration of this Agreement for any reason: Article 1 (Definitions) (to the extent the definitions are used in other surviving provisions), Section 2.7 (Data Ownership), Section 3.2(b) (Survival of Gilead Sublicenses), Section 5.5 (Data Ownership), Section 10.8 (Records) (for the period specified therein), Section 10.9 (Audit Rights) (for the period specified therein), Article 11 (Confidentiality; Publication), Article 13 (Representations and Warranties), Article 14 (Indemnification), Article 15 (Intellectual Property), Article 17 (Term and Termination), and Article 18 (Miscellaneous).

18.          Miscellaneous.

18.1.         Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party (“Force Majeure”); provided, that the affected Party (a) notify the other Party of such Force Majeure circumstances as soon as reasonably practical and (b) promptly undertakes all reasonable efforts necessary to cure such Force Majeure circumstances, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed. For the avoidance of doubt, the inability to expend or access financial resources in itself shall not be a Force Majeure. In the event a Party is unable to perform its obligations under this Agreement due to Force Majeure for a period of [**], the other Party shall have the option of unilaterally terminating this Agreement upon delivery of [**] written notice.

18.2.        Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, or any similar Applicable Laws and Regulations, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code, or any similar Applicable Laws and Regulations. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code, or any similar Applicable Laws and Regulations. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, or any similar Applicable Laws and Regulations, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, or any similar Applicable Laws and Regulations, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by Noninvolved Party. Each Party hereby acknowledges that “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code, or any similar Applicable Laws and Regulations, includes copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of reference, in each case, that relate to such intellectual property. In the event of a bankruptcy proceeding by or against CGEN, the Parties agree that they intend the following rights to extend to Gilead to the maximum extent permitted by the Bankruptcy Code and any similar Applicable Laws and Regulations: (a) the right of access of Gilead to the IL-18 IP (including all embodiments thereof), or (b) with respect to any Third Party with whom CGEN contracts to perform an obligation of CGEN under this Agreement that is necessary for the Exploitation of any IL-18 Product; (i) the right of Gilead to contract directly with such Third Party to complete the contracted work and (ii) the right of Gilead to cure any breach of or default under such agreement with such Third Party and set off the costs thereof against amounts payable to CGEN under this Agreement. This Section 18.2 (Section 365(n) of the Bankruptcy Code) is without prejudice to, and is not intended to limit in any way, any rights (including election rights) the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other Applicable Laws and Regulations.

18.3.          Assignment; Change of Control.

(a)          Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party; provided, that each Party may assign its rights and obligations under this Agreement, without such consent from the other Party, to its Affiliate, or to any successor in interest in connection with the sale of all or substantially all of such Party’s assets or a sale of all or substantially of the business related to this Agreement, or a merger, acquisition or other similar transactions. For the avoidance of doubt, the terms and conditions of this Agreement shall be binding on the permitted successors and assignees of each Party.

(b)          If CGEN undergoes a Change of Control:

(i)          CGEN will notify Gilead thereof within [**] upon the closing of the Change of Control; provided, that a public announcement within such period by or through a nationally recognized news organization recognized pharma/biotech industry news organization or forum of such closing shall be sufficient to provide such notification;

(ii)          The Parties shall comply with Section 3.6 (Exclusivity) as described therein; and

(iii)          Notwithstanding anything to the contrary in this Agreement, Gilead will have the right, at its sole discretion, by written notice delivered to CGEN (or its successor) at any time within [**] following the written notice contemplated by the foregoing Section 18.3(b)(i), to (1) terminate any or all provisions of this Agreement providing for any delivery by Gilead to CGEN of Confidential Information of Gilead relating to activities contemplated by this Agreement, save only for the provisions of Article 9 (Payments), (2) disband the JSC, and (3) require CGEN and its Acquirer to adopt reasonable procedures, to be agreed upon by the Parties in writing, to prevent disclosure of Confidential Information of Gilead to CGEN’s Acquirer. For clarity this Section 18.3(b)(iii) does not limit any reporting obligations of Gilead that are financial in nature.

18.4.          Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

18.5.          Notices. All notices which are required or permitted hereunder shall be in a medium that has the capability to confirm the exact content, the times of transmission and receipt, and the identities or each sender and recipient of each communication sent through such medium. A communication to an intended recipient Party shall be deemed to be received by the intended recipient Party by the existence of documentation that clearly evidences such communication was sent through a medium permitted under this Agreement to an individual who was specifically designated by the recipient Party to receive such communication or, if no such designation was made, an individual who has routinely received communications with similar content under this Agreement on behalf of the recipient Party.

(a)          For notices to be communicated in writing, such notices shall be delivered personally, sent by facsimile or electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to CGEN, to:	Compugen Ltd. Azrieli Center, 26 Harokmim Street, Building D Holon 5885849 Israel Attention: SVP Technology Innovation Email: [**]

with copy to: (which shall not constitute notice)
Compugen Ltd. Azrieli Center, 26 Harokmim Street, Building D Holon 5885849 Israel Attention: General Counsel Email: [**]
if to Gilead, to:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 United States Attention: Alliance Manager Email: [**]
with a copy to:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 United States Attention: General Counsel Email: [**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given upon receipt, provided, that any notice sent via electronic mail is not deemed received if the sender receives a delivery failure notification.

18.6.       Entire Agreement; Amendments. This Agreement, together with all Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof, including the licenses granted hereunder. All express or implied prior or contemporaneous agreements and understandings, either oral or written, with regard to the subject matter hereof and thereof, including with respect to the licenses granted hereunder (including, for clarity, the Existing CDA), are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. Any confidential information disclosed by the Parties pursuant to the Existing CDA shall constitute Confidential Information under this Agreement.

18.7.          Headings. The captions to the several Sections hereof are not a part of the Agreement but are merely for convenience to assist in locating and reading the several Sections and Sections of this Agreement.

18.8.          Independent Contractors. It is expressly agreed that CGEN and Gilead shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CGEN nor Gilead shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

18.9.          No Third Party Beneficiary Rights. Except as expressly set forth in this Agreement, this Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

18.10.        Performance by Affiliates. Gilead will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate. CGEN will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any wholly owned subsidiary or, with Gilead’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed, through any other Affiliate. Each Party shall be responsible and liable for the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement is deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

18.11.        Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

18.12.        Cumulative Remedies. Except as expressly otherwise stated herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

18.13.        Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

18.14.       Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

18.15.        Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

18.16.        Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The words “include”, “includes,” “including” and “such as” shall be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “shall”. Any reference to any person or entity will be construed to include the person’s or entity’s successor and assigns. The words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not any particular provision. The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement. Provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging). References to “Section” or “Sections” are references to the numbered sections of this Agreement, unless expressly stated otherwise. All dollars are United States Dollars. Unless the context otherwise requires, countries shall include territories. References to any specific law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement law thereto. Except as otherwise expressly set forth in this Agreement, when applied to Gilead, the phrases “at its own cost and expense,” “at its sole cost and expense,” “at its cost and expense,” and similar phrases used in this Agreement do not preclude the possibility that Gilead may share such costs or expenses with a Third Party.

(Remainder of page intentionally left blank)

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Gilead Sciences, Inc.	Compugen Ltd.
By: _____________________________________________ Name: Andrew Dickinson Title: Executive Vice President and Chief Financial Officer	By: _____________________________________________ Name: Anat Cohen Dayag Title: President and Chief Executive Officer

[Signature Page to the License Agreement]

Schedule 1.36
CGEN Development and Manufacturing Agreements

[**]

Schedule 1.51
COM503

[**]

Schedule 1.134
IL-18 Patents

[**]

Schedule 1.137
IL-18 Trial Data Package

[**]

Schedule 1.156
Knowledge Parties

[**]

Schedule 1.242
Existing Upstream License Agreements

[**]

Schedule 2.1
Development Plan

[**]

Schedule 2.9
COM503 Study Budget

[**]

Schedule 11.3(a)
Press Release

CONTACTS:

Compugen Ltd.
Yvonne Naughton, Ph.D., Investors and Media
ir@cgen.com

Gilead
Investors:
Jacquie Ross
investor_relations@gilead.com

Media:
Meaghan Smith
public_affairs@gilead.com

Gilead and Compugen Announce Exclusive License Agreement for Novel Pre-
Clinical Immunotherapy Program

– Gilead Will Have Exclusive Rights to Later Stage Development and Commercialization of
Anti-IL18 Binding Protein Antibodies with Potential to Treat Various Tumor Types –

– Gilead to Make $60 Million Upfront Payment and $30 Million in a Near Term Milestone
Payment with a Total Deal Value of up to $848 Million –

FOSTER CITY, Calif. & HOLON, ISRAEL – December 19, 2023 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced an agreement with Compugen Ltd. (Nasdaq: CGEN) (TASE: CGEN), a clinical-stage cancer immunotherapy company and a pioneer in computational target discovery, headquartered in Holon, Israel, to exclusively license its potential first-in-class, pre- clinical antibody program against IL-18 binding protein, including the COM503 drug candidate.

Compugen utilizes its broadly applicable predictive computational discovery capabilities to identify new drug targets and biological pathways for developing novel cancer immunotherapies. COM503 is a potential first-in-class, high affinity antibody which blocks the interaction between IL-18 binding protein and IL-18, thereby releasing natural IL-18 in the tumor microenvironment and inhibiting cancer growth.

“We are very pleased to add COM503 to our pipeline of investigational immuno-oncology therapies that have the potential to transform care for patients with cancer,” said Flavius Martin, M.D., Executive Vice President, Research, Gilead Sciences. “We believe that this collaboration complements our strategy of developing modalities which promote immune-mediated tumor killing and may enable new combination therapies with programs in our growing oncology portfolio.”

“We are delighted to enter into this collaboration with Gilead and believe that Gilead’s confidence in our differentiated approach to harness cytokine biology for cancer therapeutics speaks to the quality of our computational discovery capabilities as well as our ability to translate our novel discoveries into investigational drugs in the clinic and we look forward to working together to bring new treatment options to patients,” said Anat Cohen-Dayag, Ph.D., President, and CEO at Compugen. “IL-18 is one of the rare cytokines which is naturally inhibited by an endogenous binding protein, presenting a unique opportunity to use a blocking antibody to increase the local concentrations of IL-18 within the tumor where it can potentiate anti-tumor immune responses, thereby potentially overcoming the limitations of systemically administered cytokines.”

Terms of the Partnership

Under the terms of the agreement, Compugen will be responsible for the ongoing pre-clinical development and the future Phase 1 study of COM503. Thereafter, Gilead will have the sole right to develop and commercialize COM503.

Gilead will make Compugen an upfront payment of $60 million and $30 million in a near term milestone payment subject to IND clearance of COM503 expected in 2024. Compugen will also be eligible to receive up to an additional $758 million in future development, regulatory and commercial milestone payments, with a total deal value of $848 million. Compugen will also be eligible to receive single-digit to low double-digit tiered royalties on worldwide net sales.

Beginning in the first quarter of 2022, consistent with recent industry communications from the U.S. Securities and Exchange Commission (SEC), Gilead no longer excludes acquired IPR&D expenses from its non-GAAP financial measures. This transaction with Compugen is expected to reduce Gilead’s GAAP and non-GAAP 2023 EPS by approximately $0.03 - $0.05.

About Compugen

Compugen is a clinical-stage therapeutic discovery and development company utilizing its broadly applicable predictive computational discovery capabilities to identify new drug targets and biological pathways for developing cancer immunotherapies. Compugen has developed two proprietary product candidates: COM701, a potential first-in-class anti-PVRIG antibody and COM902, a potential best-in-class antibody targeting TIGIT for the treatment of solid tumors. Compugen also has a clinical stage partnered program, rilvegostomig (previously AZD2936), a PD-1/TIGIT bispecific antibody where the TIGIT component is derived from Compugen’s clinical stage anti-TIGIT antibody, COM902, in Phase 3 development by AstraZeneca through a license agreement for the development of bispecific and multispecific antibodies. In addition, the Company’s therapeutic pipeline of early-stage immuno-oncology programs consists of programs aiming to address various mechanisms of immune resistance, of which the most advanced program, COM503, is in IND enabling studies. COM503 is a potential first-in-class, high affinity antibody which blocks the interaction between IL-18 binding protein and IL-18, thereby freeing natural IL-18 in the tumor microenvironment to inhibit cancer growth. Compugen is headquartered in Israel, with offices in San Francisco, CA. Compugen’s shares are listed on Nasdaq and the Tel Aviv Stock Exchange under the ticker symbol CGEN.

About Gilead Sciences

Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19, and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, California.

Compugen Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the current beliefs, expectations, and assumptions of Compugen.
Forward-looking statements can be identified using terminology such as “will,” “may,” “expects,” “anticipates,” “believes,” “potential,” “plan,” “goal,” “estimate,” “likely,” “should,” “confident,” and “intends,” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
Forward-looking statements include, but are not limited to, statement regarding our expectation from the collaboration, statement regarding our belief that using a blocking antibody to increase the local concentrations of IL-18 within the tumor where, can potentiate anti-tumor immune responses, thereby potentially overcoming the limitations of systemically administered cytokines and statement regarding the expected time for IND clearance of COM503. These forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance, or achievements of Compugen to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among these risks: the clinical trials of any product candidates that Compugen, or any current or future collaborators, may develop may fail to satisfactorily demonstrate safety and efficacy to the FDA, and Compugen, or any collaborators, may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates; Compugen’s business model is substantially dependent on entering into collaboration agreements with third parties and Compugen may not be successful in generating adequate revenues or commercializing aspects of its business model; Compugen’s approach to the discovery of therapeutic products is based on its proprietary computational target discovery infrastructure, which is unproven clinically; general market, political and economic conditions in the countries in which Compugen operates, including Israel; the effect of the evolving nature of the recent war in Gaza; and Compugen does not know whether it will be able to discover and develop additional potential product candidates or products of commercial value. These risks and other risks are more fully discussed in the “Risk Factors” section of Compugen’s most recent Annual Report on Form 20-F as filed with the Securities and Exchange Commission (SEC) as well as other documents that may be subsequently filed by Compugen from time to time with the SEC. In addition, any forward-looking statements represent Compugen’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Compugen does not assume any obligation to update any forward-looking statements unless required by law.

Gilead Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including Gilead’s ability to realize the anticipated benefits from the collaboration with Compugen; difficulties or unanticipated expenses in connection with the collaboration, and the potential effects on Gilead s earnings; the ability of the parties to initiate, progress or complete clinical trials within currently anticipated timelines or at all, and the possibility of unfavorable results from trials, including those involving COM503, and additional programs that may become subject of the collaboration; the possibility that the parties may make a strategic decision to terminate the collaboration or discontinue development of any of the investigational agents under the collaboration, and therefore these investigational agents may never be successfully commercialized; and any assumptions underlying any of the foregoing. These and other risks, uncertainties and other factors are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the U.S. Securities and Exchange Commission. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.
The reader is cautioned that any such forward- looking statements are not guarantees of future performance and involve risks and uncertainties and is cautioned not to place undue reliance on these forward-looking statements. All forward- looking statements are based on information currently available to Gilead, and Gilead assumes no obligation and disclaims any intent to update any such forward-looking statements.

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Gilead and the Gilead logo are trademarks of Gilead Sciences, Inc., or its related companies.
The Compugen name and logo are trademarks of Compugen Ltd.

For more information about Gilead, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.